EXHIBIT 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

MTR GAMING GROUP, INC.,

as the Borrower

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors

THE LENDERS SIGNATORY HERETO

and

ALADDIN CREDIT ADVISORS, L.P.,

as Administrative Agent

Dated as of March 18, 2010

i

Exhibit A-1:	Form of Borrowing Certificate
Exhibit A-2:	Form of Conversion/Continuation Notice
Exhibit B:	Form of Note
Exhibit C:	Form of Guaranty
Exhibit D:	Form of Joinder
Exhibit E:	Form of Compliance Certificate
Exhibit F:	Form of Security Agreement
Exhibit G:	Form of Mortgage
Exhibit H:	[Reserved]
Exhibit I:	MPI Real Property
Exhibit J:	PIDI Real Property
Exhibit K:	SDI Real Property
Exhibit L:	Form of Stock Pledge Agreement
Exhibit 3.1(k):	Form of Closing Date Certificate
Exhibit 3.1(l):	Form of Solvency Certificate
Exhibit 10.4(b):	Form of Assignment Agreement

Schedule 2.1	Term Loan Commitments
Schedule 3.1(r)	Closing Date Mortgaged Properties
Schedule 4.1(c)	Real Property
Schedule 4.1(j)	Partnerships

Schedule 4.1(m)	Beneficial Owners of Capital Stock
Schedule 4.1(p)	Employee Benefit Plans
Schedule 4.1(s)	Intellectual Property
Schedule 4.1(v)	Material Contracts
Schedule 4.1(w)	Broker’s Fees
Schedule 4.1(bb)	Business on Non-Core Land/Unrestricted Subsidiary Transactions
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.5	Existing Investments

CREDIT AGREEMENT, dated as of March 18, 2010, among MTR GAMING GROUP, INC., a Delaware corporation (the “the Borrower”), CERTAIN SUBSIDIARIES OF MTR GAMING GROUP, INC. listed on the signature pages hereto, as guarantors (each a “Guarantor” and collectively the “Guarantors”), the lenders signatory hereto (together with any other financial institutions or investors from time to time as lenders hereunder, the “Lenders”), and ALADDIN CREDIT ADVISORS, L.P., a Delaware limited partnership, as administrative agent (“Aladdin” and, in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested, and the Lenders have agreed to provide (a) a senior, first priority secured delayed-draw Term Loan facility (subject to Permitted Liens) and (b) other financial accommodations as set forth herein, but, in each case, only to the extent and on the conditions set forth herein;

WHEREAS, the Term Loan facility will constitute a Refinancing (as defined in the Intercreditor Agreement) of the indebtedness under the Existing Agreement;

WHEREAS, the liens securing the Term Loan facility will be subject to the terms of the Intercreditor Agreement; and

WHEREAS, the Borrower will use the proceeds of the Term Loans (a) to finance ongoing working capital and general corporate needs of the Borrower and its Subsidiaries, (b) to finance capital expenditures (including the potential development of the Scioto Downs complex in Columbus, Ohio and the development of the Presque Isle Downs complex for table games in Erie, Pennsylvania) and (c) to pay transaction fees and expenses in respect of this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Defined Terms

Section 1.1.           Definitions.  As used in this Agreement, including, without limitation, the preamble, recitals, exhibits and schedules hereto, the following terms have the meanings stated:

“Account” has the meaning assigned to such term in the UCC as adopted and in effect in the State of New York.

“Action” against a Person means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against or affecting such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.

“Administrative Agent” means initially Aladdin, and thereafter, any successor Administrative Agent appointed pursuant to Section 9.8.

“Affiliate” means, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.  For purposes of determining an Affiliate of the Borrower and its Subsidiaries, the definition of “Affiliate” shall not include Administrative Agent or any Lender.

“Aggregate Amounts Due” has the meaning set forth in Section 2.14.

“Agreement” means this Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Prepayment Premium” has the meaning set forth in Section 2.11(g).

“Approved Fund” means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any Subsidiary of the Borrower), in one transaction or a series of transactions, of all or any part of the businesses of the Borrower or any Subsidiary of the Borrower, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible (including any Intellectual Property), whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Subsidiary of the Borrower, other than (i) inventory, Intellectual Property, damaged, worn out or other obsolete personal property or other assets sold, leased, subleased, assigned, conveyed, transferred or disposed of in the ordinary course of business and (ii) the sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any Subsidiary of the Borrower), in one transaction or a series of transactions, of any Non-Core Land.

“Assignee” has the meaning set forth in Section 10.4(b).

“Assignment” has the meaning set forth in Section 10.4(b).

“Assignment Agreement” has the meaning set forth in Section 10.4(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an office), chief executive officer, president or one of its executive or senior vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greater of “prime rate” of interest in effect for such day as published in the Wall Street Journal.    Notwithstanding the foregoing, if the “Base Rate” as determined pursuant to the immediately preceding sentence is below 3.50% per annum for any day, then for all purposes of this Agreement and the other Loan Documents, “Base Rate” shall be deemed to be 3.50% for such day.

“Base Rate Loans” means Term Loans bearing interest at a rate determined by reference to the Base Rate.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing” means the making of any Term Loan.

“Borrowing Certificate” means a Borrowing Certificate substantially in the form of Exhibit A-1.

“Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York are authorized or required by law or other governmental action to close; and, with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and interest periods pertaining to LIBOR Loans, such day is also a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.

“Capital Expenditures” means, for any Person for any period, amounts paid or Indebtedness incurred by such Person or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of any fixed asset, real property or improvements that would be treated as capital expenditures and reflected as additions to property, plant or equipment on the balance sheet of such Person in accordance with GAAP.

“Capital Lease Obligations” means, as applied to any Person, the obligations of such Person under any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means cash, money or currency.

“Cash Equivalents” means, as at any date of determination:

(a)                                  securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof);

(b)                                 time deposits, certificates of deposit, bankers’ acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000;

(c)                                  commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(d)                                 repurchase obligations with a term of not more than seven days for• underlying securities of the types described in (a) and (b) above entered into with any financial institution meeting the qualifications specified in (b) above; or

(e)                                  money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (a) through (d) of this definition;

and in the case of each of (a), (b), and (c) maturing within one year after the date of acquisition.

“Change of Control” means, at any time, (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any Person other than the Permitted Holder or a Related Party of the Permitted Holder, (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than the Permitted Holder or a Related Party of the Permitted Holder) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Capital Stock of the Borrower; (c) the Continuing Directors cease for any reason to constitute the majority of the Borrower’s board of directors then in office; (d) the Borrower adopts a plan of liquidation; (e) the Borrower consolidates with, or merges with or into, any Person other than the Permitted Holder or a Related Party of the Permitted Holder, or any Person other than the Permitted Holder or a Related Party of the Permitted Holder consolidates with, or merges with or into, the Borrower, in any such event pursuant to a transaction in which any of the outstanding voting equity interests of the Borrower or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting equity interests of the

Borrower outstanding immediately prior to such transaction constitute or are converted into or exchanged for a majority of the outstanding shares of the voting equity interests of such surviving or transferee Person (immediately after giving effect to such transaction; (f) the occurrence of a “Change of Control” as defined in the Senior Secured Notes Indenture or the occurrence of a “Change of Control” as defined in the Senior Subordinated Notes Indenture; or (g) the Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each of MPI, PIDI and SDI.

“Closing Date” means the date on which all of the conditions set forth in Section 3.1 are satisfied or otherwise waived by the Lenders and Administrative Agent.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit 3.1(k).

“Closing Date Mortgaged Property” has the meaning set forth in Section 3.1(r).

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Security Documentation as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E.

“Consents” means any approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any Governmental Body or other Person.

“Consolidated EBITDA” means, with respect to any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) to the extent taken into account in calculating Consolidated Net Income, the sum of (i) depreciation and amortization and other non-cash charges including imputed interest and deferred compensation for such period, all in accordance with GAAP (excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (ii) Interest Expense for such period, plus (iii) Taxes for such period plus (iv) other non-cash items to the extent such items reduce the Consolidated Net Income of such Person for such period (excluding any such non-cash item to the extent it represents an accrual or reserve for potential cash item in any prior period) plus (v) pre-opening expenses, calculated and classified as such in accordance with GAAP, incurred in connection with the opening of new facilities plus (vi) non-recurring cash severance charges for such period plus (vii) non-recurring cash expenses incurred in connection with the pursuit of gaming in Ohio in an amount up to $10,000,000 for the Fiscal Year ended December 31, 2009 plus (viii) non-recurring impairment costs plus (ix) cash settlement costs incurred in connection with the litigation with Edson R. Arneault in an amount up to $1,600,000 for the Fiscal Year ended December 31, 2009 plus (x) non-recurring cash expense incurred in connection with procuring a Gaming License with respect to the PIDI Facility in an amount up to $10,000,000 for the Fiscal Year ended December 31, 2009, minus (c) to the extent taken into account in calculating Consolidated Net Income, the sum of (i) other non-cash items to the extent such items increase the Consolidated Net Income of such Person for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) plus (ii) interest income.

“Consolidated Excess Cash Flow” means, with respect to any period, an amount (if positive) determined for the Borrower and its Subsidiaries on a consolidated basis equal to: (a) the sum, without duplication, of the amounts for such period of (i) Consolidated EBITDA, plus (ii) cash interest income, plus (iii) other non-ordinary course cash income deducted in the calculation of Consolidated EBITDA (excluding any gains or losses attributable to Asset Sales), plus (iv) the Working Capital Adjustment, minus (b) the sum, without duplication, of the amounts for such period of (i) voluntary and scheduled repayments of  Indebtedness, plus (ii) Capital Expenditures (net of any proceeds of (A) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.11(a), (B) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.11(b) and (C) any proceeds of related financings with respect to such expenditures), plus (iii) cash Interest Expense (assuming, in the case of Fiscal Year 2010, that the Senior Secured Notes were issued on January 1, 2009) plus (iv) provisions for current taxes based on income of such Person and its Subsidiaries and payable in cash with respect to such period, plus (v) one-time Gaming License fees in an aggregate amount not to exceed $16,500,000 payable on or before June 30, 2010, plus (vi) proceeds from any tax refunds received by the Credit Parties with respect to the 2009 Fiscal Year, in an aggregate amount not to exceed $9,000,000.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its consolidated Subsidiaries, for such period (excluding to the extent included therein (a) any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses and (b) any non-operating income or gains and any interest income) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Taxes for such period, all as determined in accordance with GAAP; provided, however, net income or losses from discontinued operations occurring prior to April 1, 2010, shall not be included in Consolidated Net Income.  For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

“Consolidated Tangible Assets” means with respect to any Person, the consolidated total assets of such Person and its Subsidiaries less all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP, all as shown on the most recent balance sheet for such Person and computed in accordance with GAAP.

“Continuing Directors” means during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Borrower, if such agreement was approved by a vote of such majority directors).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2

“Copyright Security Agreement” has the meaning set forth in the Security Agreements.

“Core Gaming Asset” means (a) all or substantially all of the property and assets associated with the Borrower’s operations (excluding Non-Core Land) at (i) Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; (ii) Presque Isle Downs & Casino in Erie, Pennsylvania; and (iii) Scioto Downs in Columbus, Ohio, and (b) the Capital Stock of any subsidiary that, directly or indirectly, owns or controls any of the property, assets or operations referred to in clauses (a)(i) through (a)(iii) of this definition

“Credit Party” means each of the Borrower and Guarantors.

“Current Assets” means, with respect to any Person, as at any date of determination, the total assets of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Current Liabilities” means, with respect to any Person, as at any date of determination, the total liabilities of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender or any Affiliate or Approved Fund of any Lender and/or (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans as its primary business; provided, that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee; provided further, that (i) no finding of unsuitability has been made or determined by any Gaming Authority against any Eligible Assignee, (ii) no consent or approval is required with respect to such Eligible Assignee which has not yet been obtained, (iii) Administrative Agent has provided to the Borrower notice of such assignment and (iv) so long as no Event of Default shall have occurred and be continuing, no Eligible Assignee shall be a competitor or an Affiliate of a competitor of any Credit Party.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Subsidiaries and any “employee benefit plan” as defined in Section 3(3) of ERISA which was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower of its Subsidiaries with respect to which the Borrower or any Subsidiary could incur liability.

“Environmental Laws” means all federal, state, provincial, local and foreign laws (including without limitation common law), statutes, regulations and rules whether now or hereinafter in effect relating in any way to the protection of the environment or the management, release or threatened release of any Hazardous Material, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

“Environmental Liability” means any actual or contingent liability or obligations of any Credit Party directly or indirectly resulting from or based on (a) violations or alleged violations of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on such Credit Party with respect any of the foregoing.

“Environmental Permits” means all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the operations of any Credit Party.

“Equipment” means, as to any Credit Party, all of such Credit Party’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member, and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member.  Any former ERISA Affiliate of any Credit Party shall continue to be considered an ERISA Affiliate of such Credit Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party and with respect to liabilities with respect to such entity arising after such period for which such Credit Party could be liable under the Internal Revenue Code or ERISA.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Agreement” means the Fifth Amended and Restated Credit Agreement, dated as of September 22, 2006, by and among MTR Gaming Group, Inc., Mountaineer Park, Inc., Speakeasy Gaming of Las Vegas, Inc., Presque Isle Downs, Inc., Scioto Downs, Inc. and Speakeasy Gaming of Fremont, Inc., as borrowers, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as the issuer of letters of credit thereunder, administrative agent and collateral agent, as amended, supplemented and otherwise modified prior to the date hereof.

“FF&E Financing” means purchase money indebtedness and Capital Lease Obligations, the proceeds of which are used solely by the Borrower and its Subsidiaries to acquire or lease, respectively, furniture, fixtures and equipment (including Gaming Equipment) in the ordinary course of business for use in Gaming Facilities.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officers of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on a consolidated basis as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Statements” means as of the Closing Date, (a) the audited financial statements of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the Fiscal Year ended December 31, 2008, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Year, (b) the management letters related to the audited financial statements referenced in clause (a), (c) draft unaudited financial statements of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the Fiscal year ended December 31, 2009, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Year and (d) for the interim period from January 1, 2010 through January 31, 2010, internally prepared, unaudited financial statements of the Borrower and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows, in the case of clauses (c) and (d), certified by the chief financial officer or the executive vice president of accounting and finance of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and each Subsidiary of the Borrower ending on December 31 of each calendar year.

“Foreign Lender” has the meaning set forth in Section 7.2(a).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Future Gaming Facility” means (i) any Gaming Facility owned or operated, or to be owned or operated, by the Borrower or its Subsidiaries after the Closing Date but which is not owned or operated by the Borrower or its Subsidiaries on the Closing Date and (ii) gaming operations initially conducted following the Closing Date at a Gaming Facility owned or operated by the Borrower as a result of the approval of additional permitted gaming activities by the applicable Gaming Authorities.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied throughout the periods to which reference is made.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, or any other agency, in each case, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by the Borrower and its Subsidiaries.

“Gaming Equipment” means slot machines, table games and other gaming equipment permitted to be installed under applicable Gaming Laws governing the Gaming Facility in which such Gaming Equipment will be installed, and any related signage, accessories, surveillance and peripheral equipment.

“Gaming Facility” means any gaming or parimutuel wagering establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment, owned or operated by the Borrower or its Subsidiaries.

“Gaming FF&E Financing” means FF&E Financing, the proceeds of which are used solely by the Borrower and its Subsidiaries to acquire or lease Gaming Equipment to be installed in Future Gaming Facilities.

“Gaming Law” means the provisions of any gaming or racing laws or regulations of any jurisdiction or jurisdictions to which any of the Borrower and its Subsidiaries is, or may at any time after the date of this Agreement, be subject.

“Gaming License” means any Permit required to own, lease, operate or otherwise conduct gaming or racing activities of the Borrower and its Subsidiaries.

“Governmental Body” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Guarantors” means, collectively, the following (together with their respective successors and assigns): (a) each of the Subsidiaries of the Borrower listed on the signature pages hereto and (b) each other entity which becomes a Guarantor pursuant to Section 5.14 (each sometimes being referred to herein individually as a “Guarantor”).

“Guaranty” means the guaranty agreement substantially in the form set forth in Exhibit C.

“Guaranties” means, collectively, the MPI Guaranty, the PDI Guaranty and the SDI Guaranty.

“Hazardous Materials” means any hazardous or toxic substance, waste, contaminant, pollutant, gas or material, including, without limitation, radioactive materials, oil, petroleum and petroleum products and constituents thereof, which are regulated under any Environmental Law, including, without limitation, any substance, waste or material which is (a) designated a “pollutant”, “hazardous substance”, “extremely hazardous substance” or “toxic chemical” under any Environmental Law, or (b) regulated as hazardous or toxic in any way under the Regulations of any state where any Credit Party conducts its business or owns any real property or has any leasehold or in which any Relevant Property is located.

“Hotel/Casino Facility” means, individually, and “Hotel/Casino Facilities” means, collectively, reference to the MPI Hotel/Casino Facilities, the SDI Facility and the PIDI Facility, in each case, including any future expansions thereof, related thereto or used in connection therewith, and all appurtenances thereto.

“Immaterial Subsidiary” means as of any date of determination, any Subsidiary that (a) has total assets as of such date with a fair market value not in excess of $1,000,000, (b) conducted no business during, and has no revenue for, the most recently ended four Fiscal Quarters, (c) neither has no Indebtedness as of such date nor directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of an Credit Party and (d) is not a licensee under, and does not otherwise hold, a Gaming License; and provided further that if more than one Subsidiary is deemed an Immaterial Subsidiary pursuant to this definition, all Immaterial Subsidiaries shall be considered to be a single consolidated subsidiary for purposes of determining whether the conditions specified above are satisfied.

“Indebtedness” means, with respect to any Person, without duplication, the following:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services other than accounts payable and accrued liabilities that would be classified as current liabilities under GAAP which payables and expenses are incurred in respect of property or services purchased in the ordinary course of business; (c) all obligations of such Person evidenced by notes, bonds, debentures or similar borrowing or securities instruments; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (e) all Capital Lease Obligations of such Person as lessee; (f) all obligations of such Person in respect of banker’s acceptances and letters of credit; (g) all net obligations of such Person in respect of any interest rate hedging agreements or currency hedging agreements; (h) all obligations of such Person in respect of any guaranty by such Person of any obligation of another Person of the type described in clauses (a) through (g) of this definition; and (i) all obligations of another Person of the type described in clauses (a) through (h) secured by a Lien on the property or assets of such Person (whether or not such Person is otherwise liable for such obligations of such other Person).

“Indemnified Person” has the meaning set forth in Section 7.3(a) hereof.

“Intellectual Property” means, collectively, all copyrights, all patents and all trademarks, together with:  (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Credit Party with respect to any of the foregoing, in each case whether now or hereafter owned or used including the licenses or other agreements with respect to any Collateral; (c) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all causes of action, claims and warranties, in each case, now or hereafter owned or acquired by any Credit Party in respect of any of the items listed above.

“Intercreditor Agreement” means the Collateral Agency and Intercreditor Agreement, dated as of August 12, 2009, by and among the Borrower, MPI, PIDI, SDI, Wells Fargo Bank, National Association, as administrative agent and collateral agent for the initial first lien secured parties, the Second Lien Trustee and the Second Lien Collateral Agent, as supplemented by the Intercreditor Agreement Joinder.

“Intercreditor Agreement Joinder” means the First Lien Joinder Agreement, dated as of the date hereof, by Administrative Agent and acknowledged and agreed to by the Borrower, MPI, PIDI and SDI, pursuant to which Administrative Agent agrees to become a party to the Intercreditor Agreement as a New Agent (as defined therein), First Lien Administrative Agent (as defined therein) and a First Lien Secured Party (as defined therein) under the Intercreditor Agreement.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA for the four-Fiscal Quarter period then ending, to (b) consolidated Interest Expense for such four Fiscal Quarter period.

“Interest Expense” means, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Lease Obligations for such period, the amortization of loan origination or structuring fees and any consent fee paid or accrued in favor of the holders of the Senior Subordinated Notes), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, in each case attributable to such Person.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last day of each month, commencing on the first such date to occur after the Closing Date; and (ii) any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include the date that is ninety (90) days after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBOR Loan, an interest period of one-, two-, three- or six- months, as selected by the Borrower in the applicable Borrowing Certificate or Conversion/Continuation Notice, (i) initially, commencing on the date of the Borrowing or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business

Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Maturity Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase, redemption, retirement or other acquisition for value by any Credit Party of, or of a beneficial interest in, any of the Securities (including any Capital Stock) of any Person and (b) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Credit Party to any other Person (other than the Borrower or any of its Subsidiaries), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person and/or constitute ordinary trade credit extended in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Knowledge” means, with respect to any Credit Party as the context requires, the knowledge of any of such Credit Party’s Authorized Officers after notice and reasonable inquiry by such Authorized Officers.

“Landlord Access Agreement” means a landlord access agreement in a form reasonably satisfactory to Administrative Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lenders” has the meaning set forth in the Preamble to this Agreement, together with any of their successors and permitted assigns.

“Leverage Ratio” shall mean, as of the last day of any Fiscal Quarter, the ratio of (a) total consolidated Indebtedness for the Borrower and its Subsidiaries as of such day, to (b) Consolidated EBITDA for the four Fiscal Quarter period ending on such date.

“Liabilities” has the meaning set forth in Section 10.4(d) hereof.

“LIBOR” means, as to any Term Loan for any Interest Period, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (a) the rate quoted by Bloomberg Information Service (or by any successor or substitute for such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided by such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the applicable Interest Rate Determination Date, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  If such rate is not available at such time for any reason, LIBOR as to any LIBOR Loan for any Interest Period shall be the arithmetic mean (rounded upward, if necessary, to the next 1/16 of 1%) of the offered quotations of at least two Reference Banks to the prime banks in the London interbank market for dollar deposits with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, on the applicable Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the LIBOR Reserve Requirement.  For purposes of this definition, “Reference Banks” shall mean major banks in the London interbank market reasonably selected by Administrative Agent.  Notwithstanding the foregoing, if “LIBOR” as determined pursuant to the immediately preceding sentences is below 2.50% per annum for any Interest Period, then for all purposes of this Agreement and the other Loan Documents “LIBOR” shall be deemed to be 2.50% per annum for such Interest Period.

“LIBOR Loans” means Term Loans bearing interest at a rate determined by reference to LIBOR.

“LIBOR Reserve Requirement” means for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.  The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement.

“License Agreement” has the meaning assigned to such term in Section 4.1(s).

“Lien” means any encumbrance, mortgage, pledge, hypothecation, hypothec, charge, lien, assignment or other security interest of any kind securing any obligation of any Person.

“Loan Document” means any of this Agreement, the Notes (if any), the Security Documentation, the Intercreditor Agreement, the Intercreditor Agreement Joinder, the Guaranties and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of Administrative Agent or any Lender in connection herewith.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower and all of its Subsidiaries taken as a whole or (b) the ability of the Borrower or any other Credit Party to perform its obligations hereunder or under of any of the other Loan Documents.

“Material Contracts” means, with respect to any Person, each contract listed on Schedule 4.1(v), each contract which is a replacement or a substitute for any contract listed on such Schedule and each other contract to which such Person is a party which is material to the business, financial condition, operations, performance, properties or reasonably foreseeable business prospects of such Person and its Subsidiaries, taken as a whole.

“Maturity Date” means the earlier of (a) the three year anniversary of the Closing Date and (b) the date on which the Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage substantially in the form of Exhibit G.

“MPI” means Mountaineer Park, Inc., a West Virginia corporation.

“MPI Guaranty” means the Guaranty, dated as of even date herewith, between  MPI and Administrative Agent, whereby MPI shall have guarantied the Obligations.

“MPI Hotel/Casino Facilities” means the racetrack, hotel and casino business and related activities conducted on the MPI Real Property known as “Mountaineer Casino, Racetrack & Resort”, “Mountaineer Racetrack & Gaming Resort”, “Mountaineer Lodge” and “Woodview Golf Course.”

“MPI Real Property” means the real property that is particularly described on Exhibit I.

“MPI Stock Pledge Agreement” means the Stock Pledge Agreement, dated as of even date herewith, between the Borrower and the Administrative Agent, whereby the Borrower shall pledge the Capital Stock of MPI as security for the Obligations, to the extent permitted by the applicable Gaming Authority.

“Multiemployer Plan” means any plan which is a “multi-employer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to:  (a) cash payments received by the Borrower and any of its Subsidiaries from such Asset Sale, minus (b) any bona fide direct costs incurred in connection with such

Asset Sale to the extent paid or payable to non-Affiliates, including (i) income, franchise, sales, gains or other applicable taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans and the Senior Secured Notes) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (iii) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Borrower or any of its Subsidiaries in connection with such Asset Sale; provided that upon releases of such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any cash payments or cash proceeds received by the Borrower or any of its Subsidiaries (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder or (ii) as a result of the taking of any assets of the Borrower and any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b)(i) any actual and reasonable costs incurred by the Borrower and any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Core Land” means each of the following parcels of land, each of which is immaterial to the Borrower’s gaming operations and as to which the Borrower has no intention to develop:

(a)                                  the 255.896 acre parcel of land known as the “Quarry Parcel” in Hancock, West Virginia;

(b)                                 the 162.79 acre parcel of land known as the “Woodview Golf Course” in Hancock, West Virginia;

(c)                                  the 11.45 acre parcel of land known as the “Downs Property” in Erie, Pennsylvania;

(d)                                 the 23 acre parcel of land known as the “International Paper” site in Erie, Pennsylvania;

(e)                                  the 130 acre parcel of land known as the “Troyer Parcel” in Erie, Pennsylvania;

(f)                                    the 82.373 acre parcel of land known as the “Green Shingle” in Erie, Pennsylvania;

(g)                                 the approximately 395 acre portion of the land known as the “Original Mountaineer Parcel” which is located to the east of State Route 2 site in Hancock, West Virginia;

(h)                                 the 97.706 acre parcel of land known as the “Coldwell Parcel” in Hancock, West Virginia;

(i)                                     the 78.215 acre parcel of land known as the “Hazel Parcel” in Hancock, West Virginia;

(j)                                     the 69.09323 acre parcel of land known as the “Kource Parcel” site in Hancock, West Virginia;

(k)                                  the 1.755 acre parcel of land known as the “Glover/Daily Double Parcel” in Hancock, West Virginia;

(l)                                     the 6.788 acre parcel of land known as the “Jusczak Parcel” in Hancock, West Virginia;

(m)                               the 13.8765 acre parcel of land known as the “J&T Parcel” in Hancock, West Virginia;

(n)                                 the 109.01 acre parcel of land known as the “LSW Sanitation Parcel” in Hancock, West Virginia;

(o)                                 the 0.92 acre parcel of land known as the “Smith Parcel” in Hancock, West Virginia;

(p)                                 the 69.076 acre parcel of land known as the “Watson Parcel” site in Hancock, West Virginia;

(q)                                 the 6.65 acre parcel of land known as the “Phillips Parcel” in Hancock, West Virginia;

(r)                                    the 234.99 acre parcel of land known as Tract 1 of the “Logan/Realm Parcels” in Hancock, West Virginia;

(s)                                  the approximately 0.955 acre parcel of land known as the “Jefferson School Parcel” in Hancock, West Virginia;

(t)                                    the 1.95 acre parcel of land known as the “Carter Parcel” in Hancock, West Virginia;

(u)                                 the approximately 1 acre parcel of land known as the “Hoit Parcel” in Hancock, West Virginia;

(v)                                 the 0.084 acre parcel of land known as the “Maffeo Parcel” in Erie, Pennsylvania; and

(w)                               the 37.11 acre parcel of land known as the “Mara Parcel” in Franklin County, Ohio.

“Note” has the meaning set forth in Section 2.6(c).

“Obligations” means all Indebtedness, obligations and liabilities of each Credit Party from time to time owed to Administrative Agent, the Lenders or any of them, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any Term Loan, any Note or any other instruments at any time evidencing any obligation under this Agreement or any other Loan Document, whether for principal, prepayment premium, interest (including, without limitation, interest, as provided in this Agreement accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, expenses, indemnification or otherwise.

“Patent Security Agreement” has the meaning set forth in the Security Agreements.

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Subsidiary of the Borrower or any of their respective ERISA Affiliates and any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Subsidiary of the Borrower or any of their respective ERISA Affiliates with respect to which the Borrower or any of its Subsidiaries could incur liability.

“Permit” means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any federal, state, provincial, local or foreign Regulation.

“Permitted Acquisition” means any acquisition by the Borrower or any Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(a)                                  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Permits;

(c)                                  in the case of the acquisition of Capital Stock, all of the Capital Stock acquired or otherwise issued by such Person or any newly formed Guarantor in connection with such acquisition shall be owned 100% by the Borrower or a Guarantor thereof, and to the extent such Person is a domestic Subsidiary of the Borrower or a Guarantor, to the extent permitted by any relevant Gaming Authorities, the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 5.13 and 5.14 and shall cause such domestic Subsidiary to be a “Grantor” under the Security Documentation;

(d)                                 the Borrower and its Subsidiaries shall be in compliance with (i) the covenants set forth in Article VI on a pro forma basis after giving effect to such acquisition and (ii) the financial covenants set forth in Section 6.14 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.14(d));

(e)                                  any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business (or reasonably related or incidental thereto) in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date;

(f)                                    the Borrower shall have delivered to Administrative Agent at least five Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.14 as required by clause (e) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.14; and

(g)                                 the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired.

“Permitted Holder” means Jeffrey P. Jacobs.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that any refinancing of the Senior Subordinated Notes shall have a final maturity date that is at least six months following the Maturity Date, (c) at the time thereof, no Event of Default shall have occurred and be continuing, and (d) (i) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (ii) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (iii) the terms and conditions of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the interests of the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least ten Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such ten Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iv) such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, other legal entities and Governmental Bodies.

“PGCB” means the Pennsylvania Gaming Control Board and any successor thereto.

“PIDI” means Presque Isle Downs, Inc., a Pennsylvania corporation.

“PIDI Facility” means the racetrack, hotel and casino business and related activities conducted on the PIDI Real Property known as “Presque Isle Downs”.

“PIDI Guaranty” means the Guaranty, dated as of even date herewith, between PIDI and Administrative Agent, whereby PIDI shall have guarantied the Obligations.

“PIDI Real Property” means the real property that is particularly described on Exhibit J.

“Principal Office” means, for Administrative Agent, its office located at 6 Landmark Square, Stamford, CT 06901, Attention: Simmon Saraf, or such other office as Administrative Agent may from time to time designate in writing to the Borrower and each Lender.

“Pro Rata Share” means (i) prior to the Term Loan Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) the Term Loan Commitment of such Lender by (B) the aggregate Term Loan Commitments of all Lenders and (ii) from and after the time that the Term Loan Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate principal amount of Term Loans of such Lender by (B) the aggregate principal amount of Term Loans of all Lenders.

“Projections” has the meaning set forth in Section 5.1(d).

“Rating Agencies” has the meaning set forth in Section 10.4(d) hereof.

“Register” has the meaning set forth in Section 2.6(b).

“Regulation” means each applicable law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Body, arbitrator or other Person.

“Related Party” means (a) any controlling stockholder, majority owned Subsidiary, immediate family member, lineal descendant (or spouse of such immediate family member or lineal descendant) of the Permitted Holder or any executor, administrator or legal representative for the estate, heirs and beneficiaries of the Permitted Holder; or (b) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of the Permitted Holder and/or such other Persons referred to in the immediately preceding clause (a).

“Relevant Property” means, for the Borrower and its Subsidiaries, all sites, facilities, locations, real property and leaseholds (a) presently owned, leased, used or operated, or owned, leased, used or operated by the Borrower or any of its Subsidiaries

(whether or not such properties are currently owned, leased, used or operated by any Credit Party), (b) at which any Hazardous Material has been transported, disposed, treated, stored or released by the Borrower or any of its Subsidiaries, or (c) that are directly adjacent to any sites, facilities, locations, real property or leaseholds presently owned, leased, used or operated, or owned, leased, used or operated by the Borrower or any of its Subsidiaries.

“Required Lenders” means, at any time, one or more Lenders having or holding Term Loan Commitments or Term Loans, and representing more than 50% of (i) prior to the termination of the Term Loan Commitments, the aggregate Term Loan Commitments and (ii) after the termination of the Term Loan Commitments, the aggregate outstanding principal amount of the Term Loans.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (d) management or similar fees payable to any shareholder of the Borrower or any of its Affiliates; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Secured Notes, the Senior Subordinated Notes, any unsecured Indebtedness or any subordinated Indebtedness.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SDI” means Scioto Downs, Inc., an Ohio Corporation.

“SDI Facility” means the real property, improvements and appurtenances located on the SDI Real Property on which SDI owns and operates a harness horse racing facility with parimutuel wagering known as “Scioto Downs”.

“SDI Guaranty” means the Guaranty, dated as of even date herewith, between SDI and Administrative Agent, whereby SDI shall have guarantied the Obligations.

“SDI Real Property” means the real property that is particularly described on Exhibit K.

“SDI Stock Pledge Agreement” means the Stock Pledge Agreement, dated as of even date herewith, between the Borrower and the Administrative Agent, whereby the Borrower shall pledge the Capital Stock of SDI as security for the Obligations, to the extent permitted by the applicable Gaming Authority.

“Second Lien Collateral Agent” means Wilmington Trust FSB, as collateral agent for the Second Lien Secured Parties (as defined in the Intercreditor Agreement).

“Second Lien Trustee” means Wilmington Trust FSB, as trustee under the Senior Secured Notes Indenture

“Secured Parties” means, collectively, Administrative Agent and the Lenders.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” has the meaning set forth in Section 10.4(d) hereof.

“Securitization Parties” has the meaning set forth in Section 10.4(d) hereof.

“Security Agreements” means, collectively, (i) the Pledge and Security Agreement, dated as of even date herewith, between the Borrower and Administrative Agent, (ii) the Pledge and Security Agreement, dated as of even date herewith, between MPI and Administrative Agent, (iii) the Security Agreement, dated as of even date herewith, between PIDI and Administrative Agent and (iv) the Pledge and Security Agreement, dated as of even date herewith, between SIDI and Administrative Agent, in each case, substantially in the form of Exhibit F.

“Security Documentation” means the Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements, the Patent Security Agreements, the Stock Pledge Agreements, the Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents (including, without limitation, all UCC financing statements) in order to grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Senior Secured Notes” means the 12.625% Senior Secured Notes due 2014 issued by the Borrower under the Senior Secured Notes Indenture.

“Senior Secured Notes Indenture” means the Indenture, dated as of August 12, 2009, among MTR Gaming Group, Inc., as issuer, the guarantors party thereto and the Wilmington Trust FSB, as trustee and collateral agent, governing the Senior Secured Notes.

“Senior Subordinated Notes” means the 9% unsecured Senior Subordinated Notes due June 1, 2012 issued by the Borrower under the Senior Subordinated Notes Indenture.

“Senior Subordinated Notes Indenture” means the Indenture, dated as of May 25, 2006, among MTR Gaming Group, Inc., as issuer, the guarantors party thereto and the Wells Fargo Bank, N.A., as trustee, governing the Senior Subordinated Notes.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit 3.1(l).

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Stock Pledge Agreement” means the Stock Pledge Agreement substantially in the form of Exhibit L.

“Stock Pledge Agreements” means the MPI Stock Pledge Agreement and the SDI Stock Pledge Agreement.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided further, that Unrestricted Subsidiaries shall be excluded from this definition, for so long as such Unrestricted Subsidiaries, either individually or in the aggregate, are Immaterial Subsidiaries.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, provided,

“Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net or gross income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) or franchise taxes imposed on in lieu of such taxes and any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Term Loans” means the Term Loans made pursuant to Section 2.1.

“Term Loan Commitment” means (i) with respect to each Lender that is a lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 2.1 as such Lender’s “Term Loan Commitment” and (ii) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment Agreement pursuant to which such Lender assumed such Term Loan.  The aggregate amount of the Term Loan Commitments as of the Closing Date is $20,000,000.

“Term Loan Commitment Period” means the period from the date of this Agreement to but excluding the Term Loan Commitment Termination Date.

“Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Term Loan Commitments are permanently reduced to zero pursuant to Section 2.10(a) or Section 2.11, (ii) the eighteen-month anniversary of the Closing Date and (iii) the date of the termination of the Term Loan Commitments pursuant to Section 8.1.

“Title Policy” has the meaning set forth in Section 3.1(r).

“Track Business Contingent Earnout Payment”, is as defined in the Agreement and Plan of Merger, entered into as of December 23, 2002, by and among the Borrower, Racing Acquisition, Inc., an Ohio corporation and a wholly owned subsidiary of the Borrower, and Scioto Downs, Inc., an Ohio corporation, as such agreement is in effect on the Closing Date, without giving effect to any amendment, supplement or modification thereof.

“Trademark Security Agreement” has the meaning set forth in the Security Agreements.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary” means (a) Three Rivers Gaming, Inc, a Pennsylvania corporation; Keystone State Development, Inc., a Pennsylvania corporation; Mountaineer Magic, Inc., a West Virginia corporation; Speakeasy Gaming of Reno, Inc., a Nevada corporation; RacelineBet, Inc., an Oregon corporation, Excal Energy Operating, Inc., an Ohio corporation; Mid-America Racing, Inc., an Ohio corporation; Excal Energy Corporation, a Michigan corporation; Jackson Trotting Association, LLC, a Michigan limited liability company; Crystal Exploration Co., Inc., a Michigan corporation; MTR-Harness, Inc., a Minnesota corporation; Jackson Racing, Inc., a Michigan corporation; Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation; ExCal Energy Operating, Inc., an Ohio corporation; SDRS, Inc., an Ohio corporation; Keystone Downs, LLC, a Pennsylvania limited liability company; and Keystone State Properties, LLC, a Pennsylvania limited liability company; and (b) any subsidiary of an Unrestricted Subsidiary.

“Unsuitable Lender” has the meaning set forth in Section 10.4(e).

“Voting Stock” means with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Working Capital” means, as at any date of determination, the excess or deficiency of Current Assets over Current Liabilities.

“Working Capital Adjustment” means, for any period of determination, the amount (which may be a negative number) by which Working Capital as of the beginning of such period exceeds (or is less than) the Working Capital as of the end of such period.

Section 1.2.                                Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(f), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Financial Statements.

ARTICLE II
Term Loans

Section 2.1.                                Term Loans.

(a)                                  During the Term Loan Commitment Period, subject to and upon the terms and conditions hereof and relying on the representations and warranties set forth herein, each Lender, severally, and not jointly and severally, agrees to make Term Loans to the Borrower in the aggregate amount up to but not exceeding such Lender’s Term Loan Commitment.  No Lender shall have an obligation to make a Term Loan in excess of such Lender’s Pro Rata Share of the Term Loan Commitment.  Any principal amounts of the Term Loan subsequently repaid or prepaid may not be re-borrowed.

(b)                                 Each Lender’s unfunded Term Loan Commitment shall terminate immediately and without further action on the Term Loan Commitment Termination Date.

(c)                                  The Term Loans shall (i) bear interest as provided in Section 2.7 hereof and (ii) be entitled to the security interests, Collateral and other rights and benefits provided pursuant to the other Loan Documents.

Section 2.2.                                [Reserved].

Section 2.3.                                Borrowing Mechanics.

(a)                                  Term Loans that are Base Rate Loans or LIBOR Loans shall be made, in each case, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount (or such lesser amount as shall constitute the entire Term Loan Commitment then available).

(b)                                 Whenever the Borrower desires that the Lenders make Term Loans, the Borrower shall deliver to Administrative Agent a fully executed Borrowing Certificate no later than 12:00 p.m. (New York City time) at least ten (10) Business Days in advance of the proposed Borrowing Date (other than the Closing Date), which Borrowing Date shall be a Business Day.

(c)                                  Notice of receipt of each Borrowing Certificate in respect of Term Loans, together with the amount of each Lender’s Pro Rata Share thereof shall be provided by Administrative Agent to each applicable Lender by facsimile with reasonable promptness, but (provided, Administrative Agent shall have received such notice by 10:00 a.m. (New York City time)) not later than 10:00 a.m. (New York City time) on the next Business Day following Administrative Agent’s receipt of such Borrowing Certificate from the Borrower.

(d)                                 Each Lender shall make the amount of its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Term Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term

Loans received by Administrative Agent from Lenders to be credited to an account of the Borrower designated in writing to Administrative Agent.

Section 2.4.                                Pro Rata Shares.  All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Share, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make the Term Loans hereunder.

Section 2.5.                                Use of Proceeds.

(a)                                  The proceeds of the Term Loans shall be used by the Borrower solely (i) to finance ongoing working capital and general corporate needs of the Borrower and its Subsidiaries, (ii) to finance capital expenditures (including the potential development of the Scioto Downs complex in Columbus, Ohio and the development of the Presque Isle Downs complex for table games in Erie, Pennsylvania) and (iii) to pay transaction fees and expenses in respect of this Agreement and transactions contemplated hereby.  No portion of the proceeds of the Term Loans shall be used by the Borrower or any Subsidiary of the Borrower in any manner that might cause such Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act, in each case as in effect on the date or dates of such Borrowing and such use of proceeds.

Section 2.6.                                Evidence of Debt; Register; Notes.

(a)                                  Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Term Loans owed to it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Term Loan Commitment, Term Loans or the Borrower’s Obligations in respect of any Term Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  Administrative Agent shall maintain, as agent for the Lenders, at Administrative Agent’s Principal Office, a register for the recordation of the names and addresses of each Lender and the Term Loans owed to each Lender (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the fees, interest and the outstanding balance of the Term Loans, and each repayment or prepayment in respect of the principal amount of and interest, fees and other amounts with respect to the Term Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the principal outstanding amount of the Term Loans, or the Borrower’s Obligations in respect thereto.  No transfer of the Term Loans and/or any interests therein shall be effective until such transfer is recorded in the Register.  The Borrower hereby designates the entity serving as Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnified Persons” pursuant to Section 7.3.

(c)                                  Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to Administrative Agent) prior to the Closing Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.4) on the Closing Date (or, if such request is delivered after the Closing Date, promptly after the Borrower’s receipt of such request) a promissory note, in the form of Exhibit B (a “Note”), to evidence such Lender’s Term Loans.

Section 2.7.                                Interest.

(a)                                  Applicable Rates.  Except as otherwise set forth herein, the Term Loans outstanding shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate per annum equal to (i) if a LIBOR Loan, LIBOR plus 7.00% per annum and (ii) if a Base Rate Loan, the Base Rate plus 6.00% per annum.

(b)                                 Determining the Applicable Rate of Interest.  The basis for determining the rate of interest with respect to any Term Loan, and the Interest Period with respect to any LIBOR Loan, shall be selected by the Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Borrowing Certificate or Conversion/Continuation Notice, as the case may be.  If on any day a Term Loan is outstanding with respect to which a Borrowing Certificate or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Loan.

(c)                                  LIBOR Periods.  In connection with LIBOR Loans there shall be no more than five (5) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a LIBOR Loan in the applicable Borrowing Certificate or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Borrowing Certificate or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)                                 Calculation of Interest Rates.  Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Term Loan, the date of the making of such Term Loan or the first Business Day of an Interest Period applicable to such Term or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loans, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if such Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Term Loan.

(e)                                  Payment/Accrual of Interest.  Except as otherwise provided herein, all interest on the Term Loans shall be payable in arrears on (i) each Interest Payment Date, (ii) any date of any prepayment of the Term Loans, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) the Maturity Date.

(f)                                    Default Interest.  Upon the occurrence and during the continuance of an Event of Default described in Section 8.1, the principal amount of the Term Loans and, to the extent permitted by applicable law, any past due interest payments on the Term Loans or any fees or other amounts owed hereunder, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including, without limitation, interest, as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans; provided, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7(f) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(g)                                 Changed Circumstances.  If the introduction of or any change in or in the interpretation of (in each case, after the date hereof) any law or regulation applicable to any Lender makes it unlawful, or any Governmental Body asserts, after the date hereof, that it is unlawful, for any Lender to perform its obligations hereunder to maintain the Term Loans at LIBOR, such Lender shall notify Administrative Agent of such event and Administrative Agent shall notify the Borrower of such event, and the right of the Borrower to apply LIBOR to any subsequent Interest Period shall be suspended until Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and all Term Loans shall be converted from LIBOR Loans to Base Rate Loans; provided, that if the date of such repayment or proposed conversion is not the last day of an Interest Period applicable to the Term Loans, the Borrower shall also pay any amount due pursuant to Section 7.5.

Section 2.8.                                Fees.

(a)                                  The Borrower agrees to pay to Administrative Agent on the Closing Date, solely for its own account, a non-refundable upfront fee equal to 3.00% of the aggregate Term Loan Commitment on the Closing Date.

(b)                                 The Borrower agrees to pay to Administrative Agent a non-refundable agency fee in an amount equal to $50,000 on the Closing Date and on each anniversary thereof.

(c)                                  The Borrower agrees to pay to Administrative Agent, during the Term Loan Commitment Period, for the account of the Lenders, commitment fees equal to (i) the average daily amount of Term Loan Commitments that have not been funded as Term Loans, times (ii) 1.00% per annum.

(d)                                 All fees referred to in Section 2.8(c) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable monthly in arrears on the last Business Day of each calendar month during the Term Loan Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Term Loan Commitment Termination Date.  All fees referred to in Section 2.8(c) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

Section 2.9.                                Repayment.  Subject to Sections 2.10 and 2.11, the Term Loans shall be due and payable, and the Borrower shall be required to repay all of the Obligations (including, without limitation, all accrued and unpaid principal and interest on the principal amounts of the Term Loans) on the Maturity Date.

Section 2.10.                         Optional Prepayments.

(a)                                  Optional Prepayments.  At any time and from time to time the Borrower may prepay the Term Loans and/or reduce the Term Loan Commitments, subject to the Applicable Prepayment Premium set forth in Section 2.11(g) below, on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and in multiples of $500,000 above such amount (or such lesser amount as shall constitute the entire amount of the Term Loans then outstanding).  The Term Loans shall be prepaid according to each Lender’s Pro Rata Share.

(b)                                 Notice of Optional Prepayment.  All such prepayments shall be made on a Business Day and upon not less than one Business Day’s prior written or telephonic notice, in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for the Term Loan by facsimile or telephone to each Lender).  Upon the giving of any such notice, the principal amount of the Term Loan specified in such notice shall become due and payable on the date specified therein.

Section 2.11.                         Mandatory Prepayments; Mandatory Commitment Reductions.

(a)                                  Asset Sales.  No later than five Business Days following the date of receipt by any Credit Party of any Net Asset Sale Proceeds, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Asset Sale Proceeds, which prepayment shall be applied to permanently prepay the Term Loans as set forth in Section 2.12; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of the Guarantors, to invest Net Asset Sale Proceeds within one hundred eighty (180) days of receipt thereof in assets to be used in the business of the Borrower and its Subsidiaries.

(b)                                 Insurance/Condemnation Proceeds.  No later than five Business Days following the date of receipt by any Credit Party, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrower shall prepay the Term Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds, which prepayment shall be applied to permanently prepay the Term Loans as set forth in Section 2.12; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option, directly or through one or more of the Guarantors to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in the repair, restoration or replacement of the applicable assets thereof or in assets to be used in the business of the Borrower and its Subsidiaries.

(c)                                  Issuance of Equity Securities.  Within five Business Days of the date of receipt by any Credit Party of any cash proceeds from a capital contribution to, or the issuance of Capital Stock of any Credit Party or any of its Subsidiaries (other than Capital Stock (i) issued pursuant to any employee stock or stock option compensation plan or (ii) the proceeds of which shall be used in connection with the construction of a Future Gaming Facility on the SDI Property, provided that with respect to this clause (ii), prior to the issuance of such Capital Stock, the Borrower shall have delivered a certificate of an Authorized Officer of the Borrower designating that such proceeds will be used in such a manner) the Borrower shall permanently prepay the Term Loans in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, which prepayment shall be applied to permanently prepay the Term Loans as set forth in Section 2.12.

(d)                                 Issuance of Debt.  On the date of receipt by any Credit Party of any cash proceeds from the incurrence of any Indebtedness of any Credit Party or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), the Borrower shall permanently prepay the Term Loans and/or the Term Loan Commitments shall be permanently reduced in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, which prepayment shall be applied to permanently prepay the Term Loans and/or reduce the Term Loan Commitments as set forth in Section 2.12.

(e)                                  Consolidated Excess Cash Flow.  In the event there shall be Consolidated Excess Cash Flow for any Fiscal Year, commencing with the Fiscal Year 2010, the Borrower shall, no later than ninety days after the end of such Fiscal Year, prepay the Term Loans in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow, which prepayment shall be applied to permanently prepay the Term Loans as set forth in Section 2.12; provided that notwithstanding anything to the contrary in this paragraph (e), the Borrower shall not be required to make that portion of a prepayment hereunder to the extent that such prepayment would cause the aggregate amount of Cash and Cash Equivalents of the Borrower and its Subsidiaries (excluding (i) any unredeemed winning tickets from their racing operations, (ii) funds related to horsemen’s fines and certain simulcasting funds that are restricted to payments for improving horsemen’s facilities and increasing racing purses at SDI, (iii) short-term certificate of deposits that serve as collateral for certain bonding requirements, in each case to the extent permitted herein and (iv) cash deposits serving as collateral for outstanding letters of credit, to the extent permitted herein) to be less than $25,000,000 (or if the new SDI gaming facility is operational, $30,000,000) after giving effect thereto.

(f)                                    Prepayment Certificate.  Concurrently with any prepayment of the Term Loans pursuant to Sections 2.11(a) through 2.11(e) the Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow.  In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Term Loans and/or permanently reduce the Term Loan Commitments in accordance with Section 2.12 and in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

(g)                                 Prepayment Premium.  If, pursuant to Section 2.10(a) and Section 2.11(d), the Borrower prepays all or any part of the principal balance of the Term Loans and/or any Term Loan Commitment is reduced or terminated prior to the second anniversary of the Closing Date, the Borrower shall pay to Administrative Agent, for the benefit of all Lenders entitled to a portion of such prepayment or reduction a prepayment premium (the “Applicable Prepayment Premium”) on the amount so prepaid or reduced as follows: (i) if the prepayment or reduction occurs during the period commencing on the Closing Date but before the first anniversary of the Closing Date, an amount equal to 1.00% of the principal amount of the Term Loans being prepaid or Term Loan Commitment being reduced, as of the prepayment date; (ii) if the prepayment occurs during the period commencing on the first anniversary of the Closing Date but before the second anniversary of the Closing Date, an amount equal to 0.50% of the principal amount of the Term Loans being prepaid or Term Loan Commitment being reduced, as of the prepayment date; and (iii) if the prepayment occurs on or after the second anniversary of the Closing Date, an amount equal to $0.

Section 2.12.                         Application of Payments

(a)                                  Application of Mandatory Prepayments.  Absent a Default or an Event of Default, any mandatory prepayment of the Term Loans shall be applied to prepay the Term Loans on a pro rata basis in accordance with the Pro Rata Share of each Lender together with all accrued and unpaid interest on the date of such repayment.

(b)                                 Application of Payments following an Event of Default.  Following the occurrence and during the continuance of an Event of Default, all prepayments and other payments or proceeds received by Administrative Agent hereunder or under any Security Document in respect of the Obligations shall be applied as follows:

first, to the payment of all expenses specified in Section 10.3 and all fees;

second, to the payment of all other Obligations for the ratable benefit of the Lenders; and

third, to whomsoever may be lawfully entitled.

(c)                                  For the avoidance of doubt, (i) all references to and the use of the terms “prepay”, “prepaid”, or “prepayment” shall mean payment of the Term Loans prior to the original Maturity Date and shall not mean payment of the Term Loans prior to any accelerated Maturity Date and (ii) any prepayment premium or prepayment fee required to be paid under this Agreement shall also be paid upon or after acceleration of the Term Loans.

(d)                                 Any prepayment of the Term Loans pursuant to Section 2.10 or Section 2.11 shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 7.5.

Section 2.13.                         General Provisions Regarding Payments.

(a)                                  Payments.  All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders.  All funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)                                 Non-Conforming Payments.  Administrative Agent shall deem any payment by or on behalf of the Borrower that is not made in same day funds prior to 2:00 p.m. (New York City time) on the date when due to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice (confirmed in writing) to the Borrower and each applicable Lender if any payment is non-conforming.  To the extent any non-conforming payment may be deemed to have been received on a date after the date such payment was due hereunder pursuant to the provisions of the prior sentence, such failure of such payment to have been made when due will constitute or become a Default or Event of Default to the extent so provided under the terms of Section 8.1.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable hereunder (including, if applicable, pursuant to Section 2.7(f)) from the date such amount was due and payable until the date such amount is paid in full.

(c)                                  Payments to Include Accrued Interest.  All payments in respect of the principal amount of the Term Loans (whether mandatory or optional) shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of the Term Loans on a date when interest is due and payable with respect to the Term Loans) shall be applied to the payment of interest before application to principal.

(d)                                 Distributions by Administrative Agent.  Administrative Agent shall promptly distribute to each Lender, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(e)                                  Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (subject to the definition of Interest Period) and such extension of time shall be included in the computation of the payment of interest hereunder.

Section 2.14.                         Ratable Sharing.  Lenders hereby agree among themselves that if any of them shall, whether by voluntary prepayment (other than a voluntary prepayment of the Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of setoff or banker’s lien, by counterclaim or cross-action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  Each Credit Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by any of the Credit Parties to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

Section 2.15.                         Conversion and Continuation of Term Loans.

(a)                                  Subject to Article VII and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option

(i)                                     to convert at any time all or any part of any Term Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from Base Rate Loans to LIBOR Loans or from LIBOR Loans to Base Rate Loans; provided, a LIBOR Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Loan unless the Borrower shall pay all amounts due under Section 7.5 in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a LIBOR Loan.

(b)                                 The Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to effect a conversion or continuation in accordance therewith.

ARTICLE III
Conditions Precedent

Section 3.1.                                Conditions Precedent; Closing Date.  The obligation of any Lender to make any Term Loan and to make the other financial accommodations described herein on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.1, of the following conditions on or before the Closing Date:

(a)                                  Loan Documents.  Administrative Agent shall have received copies of each Loan Document, including, without limitation, the Credit Agreement, any Notes, the Security Agreements, the Copyright Security agreements, the Trademark Security Agreements, the Patent Security Agreements, the Guaranties, the Stock Pledge Agreements and the Intercreditor Agreement Joinder, in each case duly executed and delivered.

(b)                                 Intercreditor Agreement Requirements. The Grantors (as defined in the Intercreditor Agreement) shall have delivered to the Second Lien Collateral Agent, with copies to the Second Lien Trustee and to each previously identified Additional Parity Lien Facility Representative (as defined in the Intercreditor Agreement) each of the following:

(i)                                     an Officers’ Certificate stating that the Grantors (as defined in the Intercreditor Agreement) intend to incur such Additional First Lien Indebtedness (as defined in the Intercreditor Agreement) as Refinancing Indebtedness (as defined in the Intercreditor Agreement) or Indebtedness under a new First Lien Loan Document (as defined in the Intercreditor Agreement), and certifying that (A) such incurrence is permitted and does not violate or result in any default under the Second Lien Note Documents (as defined in the Intercreditor Agreement) or any then existing Additional Parity Lien Facility Document (as defined in the Intercreditor Agreement) (other than any incurrence of First Lien Obligations (as defined in the Intercreditor Agreement) that would simultaneously repay all First Lien Obligations (as defined in the Intercreditor Agreement) under the First Lien Loan Documents (as defined in the Intercreditor Agreement) under which such default would arise) and (B) the definitive documentation associated with such Additional First Lien Indebtedness (as defined in the Intercreditor Agreement) contains a written agreement of the holders of such Indebtedness, for the enforceable benefit of all holders of existing and future Second Lien Obligations (as defined in the Intercreditor Agreement), and each existing and future Debt Representative (as defined in the Intercreditor Agreement) as follows: (x) that the holders of all obligations associated with such Additional First Lien Indebtedness (as defined in the Intercreditor Agreement) are bound by the provisions of, and agree to the terms of, the Intercreditor Agreement (including Section 5.6 of the Intercreditor Agreement) and (y) consenting to and directing Administrative Agent or other representative with respect to such Additional First Lien Indebtedness (as defined in the Intercreditor Agreement) to perform its obligations under the Intercreditor Agreement;

(ii)                                  evidence that the Grantors (as defined in the Intercreditor Agreement) have duly authorized, executed (if applicable) and recorded (or caused to be recorded), or intend to authorize, execute and record (if applicable), in each appropriate governmental office all relevant filings and recordations to ensure that such Additional First Lien Indebtedness (as defined in the Intercreditor Agreement) is secured by the First Lien Collateral (as defined in the Intercreditor Agreement) in accordance with the Intercreditor Agreement and the First Lien Security Documents (as defined in the Intercreditor Agreement) (including any opinions reasonably requested by Administrative Agent to confirm the validity and perfection of the First Lien Secured Parties’ (as defined in the Intercreditor Agreement) Liens (as defined in the Intercreditor Agreement) in the First Lien Collateral (as defined in the Intercreditor Agreement) after giving effect to such Additional First Lien Indebtedness (as defined in the Intercreditor Agreement));

(iii)                               a written notice specifying the name and address of Administrative Agent or representative in respect of such Additional First Lien Indebtedness (as defined in the Intercreditor Agreement) for purposes of Section 9.9 of the Intercreditor Agreement; and

(iv)                              a copy of the executed First Lien Joinder (as defined in the Intercreditor Agreement), executed by Administrative Agent (on behalf of each Secured Party).

(c)                                  [Reserved].

(d)                                 Secretary’s Certificate.  Administrative Agent shall have received a certificate of the secretary or assistant secretary, the manager or the general partner, as the case may be, of each Credit Party with respect to (i) the certificate of incorporation, the articles of incorporation, the certificate of formation or other organizational documents, as the case may be, of such Credit Party, each as amended or amended and restated to date, (ii) the regulations, bylaws, operating agreement or limited partnership agreement, as the case may be, of such Credit Party, each as amended or amended and restated to date, (iii) the resolutions of the board of directors, manager or general partner, as the case may be, of such Credit Party approving each Loan Document to which such Credit Party is a party and the other documents to be delivered by such Credit Party under the Loan Documents and the performance of the obligations of such Credit Party thereunder, and (iv) the names and true signatures of the officers of such Credit Party or such other persons authorized to sign each Loan Document to which such Credit Party is a party and the other documents to be delivered by it under the Loan Documents.

(e)                                  Good Standing Certificates.  Administrative Agent shall have received a good standing certificate from the applicable Governmental Body of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(f)                                    Existing Indebtedness.  On the Closing Date, the Credit Parties shall have (i) repaid in full all Indebtedness and other obligations under the Existing Agreement, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing the Existing Indebtedness or other obligations of the Credit Parties thereunder being repaid on the Closing Date, and (iv) made arrangements reasonably satisfactory to Administrative Agent with respect to the letters of credit outstanding thereunder.

(g)                                 Financial Statements; Projections.  Administrative Agent shall have received from the Borrower (i) the Financial Statements and (ii) the Projections.

(h)                                 Minimum Consolidated EBITDA.  The Financial Statements shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that as of January 31, 2010, the Borrower shall have generated trailing twelve month Consolidated EBITDA of at least $50,000,000.

(i)                                     Maximum Leverage Ratio.  The Financial Statements shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that the Leverage Ratio for the twelve-month period ending on January 31, 2010 shall not be greater than 5.75:1.0.

(j)                                     Evidence of Insurance.  Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.8 is in full force and effect and that Administrative Agent, for the benefit of Lenders and Administrative Agent, has been named as additional insured and loss payee, as applicable, thereunder.

(k)                                  Closing Date Certificate.  Administrative Agent shall have received an originally executed Closing Date Certificate, from the Borrower, together with any attachments thereto.

(l)                                     Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Borrower dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the Borrowing to be made on the Closing Date, each of the Borrower and its Subsidiaries on a consolidated basis is and will be Solvent.

(m)                               Financing Statements.  Administrative Agent shall have received UCC financing statements duly authorized by each applicable Credit Party with respect to all personal, real and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Lenders, desirable, to perfect the security interests created in such Collateral pursuant to the Security Documentation.

(n)                                 Collateral Questionnaire.  Administrative Agent shall have received a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens).

(o)                                 Security Collateral.  Administrative Agent shall have received the certificates, instruments and promissory notes (which certificates, instruments and promissory notes shall be accompanied by instruments of transfer or assignment duly endorsed in blank and otherwise in form and substance reasonably satisfactory to Administrative Agent) representing or evidencing all security collateral pledged pursuant to the Security Documentation.

(p)                                 Other Actions to Perfect Security Interests.  Administrative Agent shall have received evidence that each Credit Party has authorized Administrative Agent or shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument, and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent to perfect its security in the Collateral, including the filing of the financing statements related to perfection of the security interest of Administrative Agent in the Collateral in all appropriate jurisdictions.

(q)                                 Opinion of Counsel.  Administrative Agent shall have received an originally executed copy of the favorable written opinions of (i) Milbank Tweed Hadley & McCloy LLP, counsel for the Credit Parties and (ii) Ruben & Aronson, LLP, counsel for the Credit Parties, in each case, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date, and in form and substance reasonably satisfactory to Administrative Agent.

(r)                                    Real Estate Assets.  In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in the Credit Parties’ real estate assets (subject to Permitted Liens), Administrative Agent shall have received from the Borrower and each applicable Guarantor:

(i)                                     fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each real estate asset listed in Schedule 3.1(r) (each, a “Closing Date Mortgaged Property”);

(ii)                                  an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)                               (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent and (B) evidence satisfactory to Administrative Agent that such Credit Party has paid to the title company or to the appropriate Governmental Body all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records; and

(iv)                              ALTA surveys of all Closing Date Mortgaged Properties, certified to Administrative Agent.

(s)                                  [Reserved].

(t)                                    Gaming Licenses.  The Credit Parties shall have all Gaming Licenses material to or required for the conduct of its gaming businesses and the conduct of games of chance at each Hotel/Casino Facility and such Gaming Licenses shall not then be suspended, enjoined or prohibited (for any length of time) by any Gaming Authority or any other Governmental Body.

(u)                                 Fees and Expenses.  The Borrower shall have paid all fees and expenses (including attorneys’ fees) and out of pocket expenses of the Lenders and Administrative Agent incurred in connection with this Agreement and the other Loan Documents.

(v)                                 Consents.  The Lenders shall have received such Consents and other information, approvals, opinions or documents reasonably requested by Administrative Agent or the Lenders in connection with the making of any Term Loan and the granting of any security interest, on the Closing Date, including, without limitation, the consent of National City Bank with respect to obtaining a Mortgage in favor of Administrative Agent on the SDI Property.

(w)                               Use of Proceeds.  The Borrower shall have confirmed in writing that the proceeds of the Term Loans shall be used only in accordance with the provisions of Section 2.5.

(x)                                   No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Body that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents or that could have a Material Adverse Effect.

(y)                                 Due Diligence.  Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Borrower and its Subsidiaries as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of the Borrower and its Subsidiaries.

(z)                                   No Material Adverse Effect.  No Material Adverse Effect shall have occurred after giving effect to the Term Loans made on the Closing Date.

Section 3.2.                                Conditions to all Term Loans.  The obligation of each Lender to make any Term Loan, on any date, including the Closing Date, is subject to the satisfaction, or waiver of the following conditions precedent:

(i)                                     Administrative Agent shall have received a fully executed and delivered Borrowing Certificate; provided that the Borrowing Certificate delivered in connection with the Borrowing to be made on the Closing Date shall request that no less than $10,000,000 of Term Loans be made on the Closing Date.

(ii)                                  after making the Term Loans requested on such date, the Term Loans outstanding shall not exceed the Term Loan Commitments then in effect;

(iii)                               as of such date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(iv)                              at the time of and after giving effect to the Borrowing, the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.14; and

(v)                                 as of such date, no event shall have occurred and be continuing or would result from the borrowing of the Term Loan that constitutes an Event of Default or a Default.

ARTICLE IV
Representations and Warranties

Section 4.1.                                Representations and Warranties.  In order to induce Administrative Agent and the Lenders to enter into this Agreement and to make the Borrowing on the Closing Date and on the date of each other Borrowing, each Credit Party hereby represents and warrants

(to the extent such representation or warranty is applicable to such Credit Party) to Administrative Agent and each Lender as follows on the Closing Date:

(a)                                  Corporate Status; Corporate Authorization.  Each Credit Party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is duly qualified and in good standing in every other jurisdiction where it is doing business except where the failure to so qualify does not have a Material Adverse Effect on it, and the execution, delivery and performance by each Credit Party of the Loan Documents (i) are within its respective authority, (ii) have been duly authorized and (iii) do not conflict with or contravene its respective corporate governance documents.  The execution, delivery, performance of their respective obligations and exercise of their respective rights under the Loan Documents by each Credit Party party thereto, including, without limitation, the making of the Term Loans under this Agreement, (i) do not require any Consents that have not been obtained (other than any Consents for which the failure to obtain would not have a Material Adverse Effect) and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Regulation or (B) any corporate governance document, corporate minute or resolution or (C) any instrument, agreement or provision thereof, in each case binding on any of them or affecting any of their property except as would not be reasonably expected to have a Material Adverse Effect;

(b)                                 Execution and Binding Effect.  Upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of each Credit Party which is a party thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles;

(c)                                  Properties.

(i)                                     Each Credit Party has good and marketable title to all material real property owned or purported to be owned by it, in each case free of all Liens other than Permitted Liens.

(ii)                                  Each Credit Party is in lawful possession of a valid and subsisting leasehold estate in and to its Leasehold Properties which it purports to lease free and clear of all Liens other than Permitted Liens.

(iii)                               Each Credit Party enjoys peaceful and undisturbed possession of, or a license to use, all property (subject only to the Permitted Liens) that is necessary for their respective businesses.

(iv)                              Set forth on Schedule 4.1(c) is a list, as of the date hereof, of all real property held, or, to the Knowledge of any Credit Party, planned to be held, by any Credit Party, indicating in each case whether the respective property is (or is expected to be) owned or leased, the identity of the owner or lessee, the location of the respective property, in the case of real property owned and, in the case of property not yet owned or leased, the estimated date of acquisition or leasing (if known to such Credit Party on the date hereof).

(v)                                 Each Credit Party owns, or is licensed or otherwise has the right to use the Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Financial Statements; Projections.

(i)                                     The Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments (except in the case of the Financial Statements for the interim period from January 1, 2010 to the last day of the month most recently ended prior to the Closing Date, for the lack of footnotes).  As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Financial Statements or the notes thereto and which in any such case is required by GAAP set forth therein.

(ii)                                  On and as of the Closing Date, the Projections of the Borrower and its Subsidiaries is based on good faith estimates and assumptions made by the management of the Borrower; provided that the Projections are not to be viewed as fact and that actual results during the period or periods covered by the Financial Plan may differ from such Financial Plan and that the differences may be material.

(e)                                  Absence of Material Adverse Effect.  There has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since December 31, 2009.

(f)                                    Litigation.  There are no legal or other proceedings or investigations pending or, to the Knowledge of the Borrower, threatened against any Credit Party before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Material Adverse Effect.

(g)                                 Governmental Approvals and Filings.  No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Body which has not been obtained is or will be necessary in connection with the execution and delivery of this Agreement or any other Loan Document, consummation by the Credit Parties of the transactions herein or therein contemplated, or performance of or compliance with the terms and conditions hereof or thereof, other than the filings and recordations contemplated by the Security Documentation.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any federal, state or provincial statute or regulation limiting the ability of the Borrower to incur Indebtedness for money borrowed.  No Credit Party is an “investment company” or a company

“controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(h)                                 Absence of Conflicts.  The execution and delivery by each Credit Party of this Agreement and each other Loan Document to which it is a party and performance by it hereunder and thereunder will not violate any law (including, without limitation, Regulations T, U and X of the Federal Reserve Board).  Except as would not be reasonably expected to have a Material Adverse Effect, the execution and delivery by each Credit Party of this Agreement and each other Loan Document to which it is a party and performance by it hereunder and thereunder, will not conflict with or result in a breach of any order, writ, injunction, resolution, decree or other similar document or instrument of any court or Governmental Body or its certificate of incorporation or by-laws or similar constituent documents or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any material agreement, bond, note or indenture, in each case to which it is a party (by successor in interest or otherwise), or by which it is bound or any material portion of its properties or assets is affected, or, except under the Security Documentation, result in the imposition of any Lien (other than Permitted Liens) of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower and its Subsidiaries.

(i)                                     Collateral.  From and after the execution and delivery of the Security Documentation and the filing of the documents thereby required, Administrative Agent, on behalf of the Secured Parties, shall have a first-priority perfected security interest in and to all of the Collateral, free and clear of any Liens other than the Permitted Liens, and entitled to priority under applicable law, with no financing statements, hypothecs, chattel mortgages, real estate mortgages or similar filings on record anywhere other than such filings in connection with this Agreement, the Security Documentation or the Permitted Liens.  Each of the representations and warranties made by each Credit Party in the Security Documentation to which it is a party is true and correct in all material respects as of each date made or deemed made.

(j)                                     Partnerships, Etc.  Except as set forth on Schedule 4.1(j), no Credit Party is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any similar Person (including, without limitation, any interest pursuant to which any Credit Party has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

(k)                                  Fiscal Year.  Each Fiscal Year of each of the Credit Parties ends on December 31 of each calendar year.

(l)                                     [Reserved].

(m)                               Capitalization.

(i)                                     Each Credit Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 4.1(m) as being owned by such Credit Party and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the

Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

(ii)                                  As of the Closing Date, the issued and outstanding shares of Capital Stock of each Credit Party have been duly authorized and are fully paid and non-assessable, and, except with respect to the Borrower, are free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Administrative Agent prior to the date hereof.

(iii)                               The Credit Parties on a consolidated basis are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Administrative Agent and the other transaction contemplated hereunder.

(n)                                 Material Misstatements and Omissions.  There are no facts pertaining to any Credit Party, their assets or properties or their businesses which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement.  None of the representations or warranties of any Credit Party contained in the Loan Documents is untrue or incorrect in any material respect when made and on the Closing Date.  There is no information, as of the Closing Date, which would contradict or is inconsistent in any material respect with any representation or warranty of any Credit Party contained in the Loan Documents.

(o)                                 Labor Practices.  No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is no (i) unfair labor practice complaint pending against any Credit Party or threatened against any Credit Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or threatened against any Credit Party, (ii) strike or work stoppage in existence or threatened involving any Credit Party, and (iii) union representation question existing with respect to the employees of any Credit Party, as the case may be, and no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

(p)                                 Employee Benefits.  Except as set forth on Schedule 4.1(p), neither the Borrower, any Subsidiary of the Borrower or any of their respective ERISA Affiliates sponsors, maintains or contributes to any Pension Plan or a Multiemployer Plan.  Each Credit Party is in substantial compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all of their obligations under each Employee Benefit Plan, except where such noncompliance and/or failure to perform such obligations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.  Except as set forth on Schedule 4.1(p) or to the extent required under

Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party.

(q)                                 Environmental Matters.

(i)                                     No Credit Party has any Environmental Liabilities at any Relevant Property, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii)                                  Each Credit Party:  (A) has operated its business in compliance with all applicable Environmental Laws; (B) has obtained all Environmental Permits required by applicable Environmental Laws for the ownership and operation of its properties, and all such Environmental Permits are in full force and effect or such Person has made all appropriate filings for issuance or renewal of such Environmental Permits; (C) is not aware of any acts, omissions, events or circumstances that may interfere with or prevent continued compliance with the Environmental Laws and Environmental Permits referred to in the preceding clauses (A) and (B); (D) has not received written notice of any asserted or threatened claim, action, suit, proceeding, hearing, investigation or written request for information relating to any environmental matter; and (E) has not received notice from any Governmental Body that any Credit Party is a potentially responsible party under any Environmental Law at any disposal site containing Hazardous Materials, nor does there exist any lien under any Environmental Law against any property of any Credit Party, except in each case of (A) through (E) above, for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(r)                                    Insurance.  The policies, binders or self-insurance programs for fire, liability, product liability, workmen’s compensation, vehicular and other insurance currently held by or on behalf of each Credit Party insure their respective material properties and business activities against such losses and risks as are adequate to protect its properties in accordance with customary industry practice when entered into or renewed.  As of the date hereof, all such policies, binders and self-insurance programs are in full force and effect.  As of the date hereof, no Credit Party has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures are required.  As of the date hereof, no Credit Party has received notice of cancellation of any material insurance policy or binder.

(s)                                  Intellectual Property.  Each Credit Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted.  As of the date hereof, the Credit Parties do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 4.1(s) and have not granted any licenses with respect thereto other than as set forth in Schedule 4.1(s).  To the Knowledge of the Credit Parties, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  Except as set forth on Schedule 4.1(s), to the Knowledge of any Credit Party, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Credit Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Credit Party contesting its right to sell or use any such Intellectual Property.  Schedule 4.1(s) sets forth all of the material agreements or other material arrangements of each Credit Party pursuant to which, as of the Closing Date, such Credit Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another Person as in effect on the date hereof (other than any “shrink-wrap”, “click-wrap” and other non-negotiable standard end-user software license agreements) (collectively, together with such agreements or other arrangements as may be entered into by any Credit Party after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  As of the date hereof, all license and related rights are in full force and effect, no default or event of default exists with respect thereto in respect of the obligations of licensor or with respect to any royalty or other payment obligations of any Credit Party or any obligations of any Credit Party with respect to manufacturing standards, quality control or specifications and each Credit Party thereto is in compliance with the terms thereof and no owner, licensor or other party thereto has sent any notice of termination or its intention to terminate such license or rights except in each case as would not reasonably be expected to result in a Material Adverse Effect.

(t)                                    Absence of Events of Default.  No event has occurred and is continuing and no condition exists which constitutes an Event of Default.

(u)                                 Absence of Other Defaults.  No Credit Party is in default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party (by successor in interest or otherwise) or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which individually or in the aggregate would have a Material Adverse Effect.  Each Credit Party has complied and is in compliance in all respect with all laws, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(v)                                 Material Contracts.  Schedule 4.1(v) sets forth a true, correct and complete list and description of all the Material Contracts, as of the Closing Date, to which each Credit Party is a party.  No Credit Party is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any of the Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

(w)                               Brokerage Fees.  Except as set forth on Schedule 4.1(w), no broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Credit Parties for any other services rendered to the Credit Parties ancillary to the credit transactions contemplated herein.

(x)                                   Margin Regulations.  No part of the proceeds of the Term Loans borrowed hereunder will be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock, in either case in a manner which would violate or conflict with Regulations T, U or X of the Board Governors of the Federal Reserve System.  No Credit Party is engaged in the business of extending credit to others for the purpose of buying or carrying Margin Stock.  Neither the making of the Term Loans nor any use of proceeds of any such Term Loans will violate or conflict with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

(y)                                 Taxes.  Each Credit Party has filed all federal and other material Tax returns required to be filed by it and has not failed to pay any material taxes, or interest and penalties relating thereto, on or before the due dates thereof except for Taxes not yet due and except for those the amount or validity of which is currently being contested in good faith by appropriate proceedings.  Except as may be previously disclosed to Administrative Agent and to the extent that reserves therefor are reflected in the Financial Statements, (i) there are no material federal, state or local tax liabilities of any Credit Party due or to become due for any tax year ended on or prior to the date hereof relating to any Credit Party, which are not reflected in the Financial Statements in accordance with GAAP, and (ii) there are no material claims pending, proposed or threatened in writing against any Credit Party for past federal, state or local taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such Financial Statements.

(z)                                   USA Patriot Act; Etc.  Each Credit Party is in compliance in all material respects with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)).  No part of the proceeds of the extensions of credit hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977.

(aa)                            Gaming Licenses.  All Gaming Licenses required to be held by the Credit Parties are current and in good standing and the Credit Parties presently hold all Gaming Licenses necessary for the continued operation of the Hotel/Casino Facilities.

(bb)                          Non-Core Land/Unrestricted Subsidiaries.  Except as set forth on Schedule 4.1(bb), no Credit Party conducts any business on any property that is classified as Non-Core Land other than business that is immaterial, related to and incidental to the Credit Parties’ business as of the Closing Date.  Except as set forth on Schedule 4.1(bb), no Unrestricted Subsidiary conducts any business with any Credit Party.  The value of the cumulative assets of the Unrestricted Subsidiaries is less than $1,000,000.

ARTICLE V
Affirmative Covenants

Each Credit Party covenants and agrees that so long as the Term Loans or any other Obligation shall remain unpaid or unsatisfied, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all the covenants in this Article V:

Section 5.1.                                Basic Reporting Requirements.  The Borrower shall furnish to Administrative Agent and the Lenders:

(a)                                  Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young, LLP or other independent certified public accountants of recognized standing selected by the Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of Section 6.14 (Financial Covenants), (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(b)                                 Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Projections for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c)                                  Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each month, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, statements of stockholders’ equity and statements of cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Projections for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification with respect thereto and any other operating reports prepared by management for such period;

(d)                                 Projections.  As soon as available, and in no event later than thirty (30) days following the beginning of each Fiscal Year, a consolidated budget and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Term Loans (the “Projections”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each month of the following Fiscal Year and for each quarter of each subsequent Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.14 (Financial Covenants) through the Maturity Date, and (iv) forecasts demonstrating adequate liquidity through the Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent;

(e)                                  Compliance Certificate.  Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(f)                                    Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements, the consolidated and consolidating financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated and consolidating financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent; and

(g)                                 Management Letters.  Copies of any management letters received from time to time by any Credit Party from its accountants.

Section 5.2.                                Visitation; Verification.  Each Credit Party shall keep true and accurate books of account in accordance with GAAP.  Administrative Agent and, if any Event of Default has occurred and is continuing, any Lender and/or any of their designated representatives, shall at all times have full and free access (so long as no Event Default shall have occurred and be continuing, during normal business hours and upon reasonable notice) to all the books, correspondence and records of each Credit Party and Administrative Agent and, if an Event of

Default has occurred and is continuing, any Lender, and/or any of their designated representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Credit Party agrees to render to Administrative Agent, and, if an Event of Default has occurred and is continuing, any Lender, at such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.  Administrative Agent and, if an Event of Default has occurred and is continuing, any Lender and/or any of their designated representatives shall at all times also have the right (so long as no Event Default shall have occurred and be continuing, during normal business hours and upon reasonable notice) to enter any premises of each Credit Party and inspect any property of each Credit Party where any of the Collateral of such Credit Party granted pursuant to the Security Documentation is located for the purpose of inspecting the same, observing its use or otherwise protecting their interests therein.  Administrative Agent and, if an Event of Default has occurred and is continuing, any Lender and/or any of their designated representatives shall at all times also have the right (so long as no Event Default shall have occurred and be continuing, during normal business hours and upon reasonable notice) to discuss the affairs, finances and accounts of such Persons with, and to be advised as to the same by, the executives and officers of such Persons.

Section 5.3.                                Maintenance of Properties.  Each Credit Party shall maintain its corporate/legal existence and business, maintain its assets in good operating conditions and repair (subject to ordinary wear and tear and to all provisions of this Agreement permitting sales of certain assets of the Credit Parties), keep its business and assets adequately insured, maintain its chief executive office in the United States, continue to engage in the same or substantially similar lines of business, and comply in all material respects with all Regulations, including, without limitation, ERISA and Environmental Laws, except to the extent that failure to so act, which either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

Section 5.4.                                Notice of Material Events.  Each Credit Party shall notify Administrative Agent and the Lenders promptly in writing (i) of the occurrence of any Default or Event of Default, (ii) of any proceeding alleging noncompliance with ERISA or any Environmental Law which would reasonably be expected to have a Material Adverse Effect on such Person, (iii) of any threatened or pending litigation or other proceeding or claim, to the Knowledge of the Credit Parties, affecting the Borrower, any of its Subsidiaries or any other Credit Party involving claims which in the reasonable judgment of such Person could result in liability in excess of $750,000 in the aggregate or any material change in any such litigation or proceeding previously reported, (iv) of any claims to the Knowledge of the Credit Parties, which in the reasonable judgment of the Borrower could result in liability in excess of $750,000 in the aggregate against any assets or properties of any Credit Party encumbered in favor of Administrative Agent and/or the Lenders and (v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.5.                                Use of Proceeds.  The Borrower, each of its Subsidiaries and each of the other Credit Parties shall use the proceeds of the Term Loans only as permitted by Section 2.5 hereof.

Section 5.6.                                Further Assurances.

(a)                                  Each Credit Party shall cooperate with Administrative Agent, take such action, execute such documents, and provide such information as Administrative Agent may from time to time reasonably request in order to further effect the transactions contemplated by and the purposes of the Loan Documents.

(b)                                 Each Credit Party shall promptly, upon request by any Lender, correct, and cause each of the other Credit Parties to any Loan Document to promptly correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation of any Loan Document.  Promptly upon request by Administrative Agent or the Required Lenders, the Credit Parties shall execute, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, documents, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent or the Required Lenders may reasonably require from time to time in order to carry out more effectively the purposes of each Loan Document.  Without limiting the foregoing, each Credit Party shall (A) authorize Administrative Agent to file UCC-1 financing statements in all jurisdictions deemed necessary or desirable by Administrative Agent, and (B) take such action from time to time (including, without limitation, filing, executing and delivering such assignments, security agreement and other instruments) as shall be reasonably requested by Administrative Agent to create, in favor of the Lenders, to the extent required under the respective Security Documentation and to the maximum extent permitted under applicable law, a first-priority perfected Lien in all of the Collateral (subject to Permitted Liens).

Section 5.7.                                [Reserved].

Section 5.8.                                Insurance.  Each Credit Party shall maintain and/or shall cause each of its Subsidiaries to maintain, at its respective expense, and keep in effect with responsible insurance companies, such liability insurance for bodily injury and third-party property damage as is customary in the case of companies engaged in the same or similar business or having similar properties, similarly situated.  Each Credit Party shall, and shall cause each of its Subsidiaries to, keep and maintain, at its expense, its material real and personal property insured against loss or damage by fire, theft, explosion, spoilage and all other risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount equal to the full replacement or cash value thereof, subject to deductible amounts which the Borrower, in its reasonable judgment, deems prudent.  Each such policy of insurance shall (i) name Administrative Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty days’ prior written notice to Administrative Agent of any modification or cancellation of such policy.

Section 5.9.                                Information Regarding Collateral.  The Borrower will furnish to Administrative Agent prompt written notice of any change in (i) any Credit Party’s corporate name or any trade name used to identify it in the conduct of its business or any Credit Party’s chief executive office, its principal place of business or its jurisdiction of organization, or (ii) any Credit Party’s federal Taxpayer Identification Number.  The Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Lien established under any Loan Document on the Collateral.

Section 5.10.                         Existence; Conduct of Business.  Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits (including, without limitation, Environmental Permits) privileges, franchises, patent, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that failure to so act, which either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

Section 5.11.                         Payment of Obligations.  Each Credit Party will pay its Indebtedness and other obligations, including Tax liability, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12.                         Compliance with Laws.   Each Credit Party will comply with all laws (including, without limitation, all Environmental Laws), rules, licenses, permits, Regulations and orders of any Governmental Body applicable to it or its property, except where failure to comply, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.13.                         Subsidiaries.

(a)                                  If any Subsidiary is formed or acquired after the Closing Date, the Borrower shall, prior to the date upon which such Subsidiary is formed or acquired, notify Administrative Agent and the Lenders thereof and immediately following such formation or acquisition and receipt of all required approvals of the applicable Gaming Authorities, cause any assets owned by, or Indebtedness owned by or on behalf of any Credit Party to be added to the Collateral, including without limitation, to the extent permitted by applicable law, by executing a Stock Pledge Agreement in the form of Exhibit L hereto.

(b)                                 If at any time any Unrestricted Subsidiary, individually or collectively with the other Unrestricted Subsidiaries, no longer satisfies the requirements to be an Immaterial Subsidiary, the Borrower shall cause one or more such Unrestricted Subsidiaries to satisfy the requirements of Section 5.13(a) and Section 5.14 as if such Unrestricted Subsidiaries were formed or acquired after the Closing Date.

Section 5.14.                         Guarantors.  Subject to the receipt of all required approvals of applicable Gaming Authorities, the Borrower shall cause each of its Subsidiaries formed or acquired after the Closing Date to become a Guarantor hereunder by (i) executing a joinder to this Agreement in the form of Exhibit D hereto and (ii) executing a Guaranty in the form of Exhibit C hereto.  Upon delivery of any such joinders and Guaranty to Administrative Agent, notice of which is hereby waived by the parties hereto, each such Guarantor shall be as fully a party hereto as if such Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of the Borrower to become a Guarantor hereunder.

Section 5.15.                         Real Property.  In the event that any Credit Party (i) acquires a real estate asset after the Closing Date, then such Credit Party, contemporaneously with acquiring such real estate asset, shall, subject to receipt of all required approvals of applicable Gaming Authorities, take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Section 3.1(r) that Administrative Agent shall reasonably request to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such real estate assets (subject to Permitted Liens); and (ii) leases any Leasehold Property after the Closing Date with an annual rent in excess of $1,000,000, then such Credit Party shall use commercially reasonable efforts to deliver to Administrative Agent a Landlord Access Agreement with respect to such real property.

Section 5.16.                         Broker’s Claims.  The Borrower hereby indemnifies and agrees to hold each Lender and Administrative Agent harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such Lender or Administrative Agent, as the case may be, in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein, except to the extent resulting from the gross negligence or willful misconduct of such Lender or Administrative Agent as determined by a court of competent jurisdiction in a final, non-appealable order.  This Section 5.16 shall survive termination of this Agreement.

Section 5.17.                         Compliance with ERISA.  Each Credit Party shall:  (i) maintain each Employee Benefit Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Federal and State law; (ii) cause each Employee Benefit Plan which is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; (iii) not, and shall cause each of its ERISA Affiliates to not, terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any Employee Benefit Plan or any trust created thereunder which would subject such Credit Party to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or ERISA; (v) make, and shall cause each of its ERISA Affiliates to make, all required contributions to any Pension Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Internal Revenue Code or the terms of such Employee Benefit Plan; (vi) not, and shall cause each of its ERISA Affiliates to not, allow or suffer to exist any failure to satisfy the minimum funding standard, whether or not waived, with respect to any Pension Plan; (vii) not, and shall cause each of its ERISA Affiliates to not, engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (viii) not, and shall cause each of its ERISA Affiliates to not, allow or suffer to exist any occurrence of a reportable event (within the meaning of Section 4043 of ERISA) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Pension Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

Section 5.18.                         Consents of and Notices to Gaming Authorities.

(a)                                  The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with and keep in full force and effect, as and when required, all Gaming Licenses and all other material Permits obtained from any Gaming Authority or other Governmental Body that are required for the operation and use of the MPI Hotel/Casino Facilities, the SDI Facility and the PIDI Facility.

(b)                                 The Borrower shall, and shall cause each of its Subsidiaries to, make all necessary applications to and procure all necessary consents and approvals of the applicable Gaming Authorities to the:  (i) restrictions on transfer and pledge of the stock of MPI, PIDI and SDI contained herein and (ii) the terms set forth in the Credit Agreement and each of the Loan Documents, to the extent which may be required by the West Virginia Gaming Authorities, the Pennsylvania Gaming Authorities and/or the Ohio Gaming Authorities.

(c)                                  The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable statutes, rules and regulations requiring reports and disclosures to all applicable Gaming Authorities, including, but not limited to, reporting this transaction as may be required by the West Virginia Gaming Authorities, the Pennsylvania Gaming Authorities and/or the Ohio Gaming Authorities.

(d)                                 In the event of a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility or Future Gaming Facility to Administrative Agent or its designee, the Borrower shall, and shall cause its Subsidiaries to, reasonably cooperate with Administrative Agent or its designee in obtaining all Gaming Licenses and other governmental approvals necessary to conduct all gaming operations at such Gaming Facility or Future Gaming Facility.  Following a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility or Future Gaming Facility to Administrative Agent or its designee, subject to receipt of requisite approvals from any applicable Gaming Authority, the Borrower shall, and shall cause its Subsidiaries to, reasonably cooperate with the transition of the gaming operations at such Gaming Facility or Future Gaming Facility to any new gaming operator (including, without limitation, Administrative Agent or its designee).

ARTICLE VI
Negative Covenants

Each Credit Party covenants and agrees that so long as the Term Loans or any other Obligation shall remain unpaid or unsatisfied, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI:

Section 6.1.                                Indebtedness.  No Credit Party shall, or shall permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)                                  the Obligations;

(b)                                 FF&E Financing; provided, that the aggregate principal amount of all such Indebtedness (including any Permitted Refinancing thereof) outstanding at any time shall not exceed $15,000,000;

(c)                                  Indebtedness incurred by the Borrower or any Guarantor to finance the acquisition, development or construction of any Future Gaming Facility or any Gaming Facility at which gaming operations are not conducted on the Closing Date, but are conducted following the Closing Date as a result of the approval of additional gaming activities by the applicable Gaming Authority; provided that (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of a subordination agreement that is reasonably satisfactory to Administrative Agent, (ii) no part of the principal or interest of which is required to be paid (whether by mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the date that is six months after the Maturity Date, (iii) upon the incurrence of such Indebtedness and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing and (iv) upon the incurrence of such Indebtedness and after giving effect thereto, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.14 and shall deliver to Administrative Agent a Compliance Certificate at least five Business Days prior to the date of the incurrence of such Indebtedness demonstrating the same;

(d)                                 Indebtedness of any Guarantor to the Borrower or to any other Guarantor, or of the Borrower to any Guarantor; provided, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent and (ii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(e)                                  the Indebtedness set forth on Schedule 6.1 to this Agreement; provided, that, (i) the Borrower and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) the Borrower and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof in a manner that is adverse to the Lenders except, that, the Borrower and Guarantors may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) the Borrower and each Guarantor shall furnish to Administrative Agent all notices or demands in connection with such Indebtedness either received by the Borrower or such Guarantor or on its behalf, promptly after the receipt thereof, or sent by the Borrower or such Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(f)                                    Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(g)                                 so long as the Intercreditor Agreement is in full force and effect, (i) the Senior Secured Notes in an aggregate principal amount not to exceed $260,000,000 less any repayments of principal or redemptions thereof and (ii) additional Senior Secured Notes and (iii) any Permitted Refinancing thereof, provided that with respect to this clause (ii), Administrative Agent shall have consented to the incurrence and use of proceeds of such additional Senior Secured Notes, which consent shall not be unreasonably withheld or delayed;

(h)                                 the Senior Subordinated Notes and any Permitted Refinancing thereof in an aggregate principal amount not to exceed $125,000,000 less any repayments of principal or redemptions thereof;

(i)                                     if no Event of Default shall have occurred and be continuing, other unsecured Indebtedness of any Credit Party in an aggregate amount outstanding at any time not to exceed $5,000,000;

(j)                                     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)                                  Indebtedness which may be deemed to exist pursuant to any guaranties, performance, statutory, surety, appeal or similar obligations incurred in the ordinary course of business;

(l)                                     guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(m)                               guaranties by the Borrower of Indebtedness of a Guarantor or guaranties by a Subsidiary of the Borrower of Indebtedness of the Borrower or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; and

(n)                                 Indebtedness incurred for the purpose of financing insurance premiums (including, without limitation, extended payment terms) up to an aggregate amount of $500,000 at any time outstanding.

Section 6.2.                                Liens.  No Credit Party shall create or incur, or cause any of its Subsidiaries to create or incur, any Liens on any of the property or assets of such Person, except:

(a)                                  the security interests and Liens of Administrative Agent for the benefit of the Secured Parties granted pursuant to the Security Documentation;

(b)                                 so long as the Intercreditor Agreement is in full force and effect, Liens on the Collateral in favor of the Second Lien Collateral Agent securing the Senior Secured Notes and any Permitted Refinancing and guarantees thereof;

(c)                                  Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party or its Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(d)                                 statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 60 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiary in accordance with GAAP;

(e)                                  Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                    zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Credit Party or its Subsidiary as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(g)                                 Liens arising from FF&E Financing permitted to be incurred pursuant to Section 6.1(b) (and any Permitted Refinancing thereof); provided that such Liens relate solely to the property which is subject to such FF&E Financing.

(h)                                 pledges and deposits of cash by any Credit Party or its Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or employee benefits consistent with the current practices of such Credit Party or its Subsidiary as of the date hereof;

(i)                                     pledges and deposits of cash by any Credit Party or its Subsidiary to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Credit Party or its Subsidiary as of the date hereof;

(j)                                     Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) Equipment or other materials which are not owned by any Credit Party or its Subsidiary located on the premises of such Credit Party or its Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Credit Party or its Subsidiary and the precautionary UCC financing statement filings in respect thereof;

(k)                                  judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such Liens is in effect;

(l)                                     the security interests and Liens set forth on Schedule 6.2;

(m)                               purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(n)                                 leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries or materially detracting from the value of the relative assets of the Borrower or any Subsidiary;

(o)                                 Liens arising solely by virtue of any statutory or common law provisions relating to bankers Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depositary institution;

(p)                                 any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary, and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be;

(q)                                 any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any minority owned joint venture;

(r)                                    Liens on any Closing Date Mortgaged Property which are shown as exceptions on Schedule B of the Title Policies;

(s)                                  Liens creating a security interest in the proceeds of the insurance policy or policies, the premiums of which are financed as permitted under Section 6.01(n); and

(t)                                    other Liens on assets securing Indebtedness in an aggregate amount not to exceed $1,500,000 at any time outstanding.

Notwithstanding any in the foregoing to the contrary, no Credit Party shall permit any Lien on, or grant any security interest in, the Capital Stock of the Guarantors other than a Lien or security interest in favor of Administrative Agent.

Section 6.3.                                Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or a Guarantor), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Borrower or a Guarantor) in connection with such lease; provided, however, a Credit Party shall be permitted to enter into a sale-leaseback transaction with respect to its furniture, fixtures and equipment but (i) such transaction shall be counted on a dollar-for-dollar basis against the basket set forth in Section 6.1(b) and (ii) the proceeds received any Credit Party from such transaction shall be applied pursuant to Section 2.12(a).

Section 6.4.                                Transactions with Shareholders and Affiliates.  Without the prior consent of Administrative Agent, no Credit Party shall, nor shall it permit any of its Subsidiaries to directly or indirectly:

(i)                                     enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party, except in the ordinary course of business pursuant to the reasonable requirements of such Credit Party’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Credit Party than such Credit Party would obtain in a comparable arm’s length transaction with an unaffiliated person; and

(ii)                                  make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services to any Affiliate that is not a Credit Party or an Unrestricted Subsidiary.

Section 6.5.                                Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any joint venture, except:

(a)                                  Investments in Cash and Cash Equivalents;

(b)                                 equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor;

(c)                                  Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(d)                                 intercompany loans to the extent permitted under Section 6.1(d);

(e)                                  Capital Expenditures;

(f)                                    Permitted Acquisitions for an aggregate consideration amount not to exceed $1,000,000 during the term of this Agreement;

(g)                                 Investments described on Schedule 6.5;

(h)                                 Investments in an amount not to exceed $500,000 at any time outstanding; and

(i)                                     Investments in an amount not to exceed $300,000 in the aggregate in connection with the closure of Jackson Trotting Association, LLC.

Section 6.6.                                [Reserved].

Section 6.7.                                Merger; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                                  any Subsidiary and any Unrestricted Subsidiary of the Borrower may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor, as applicable shall be the continuing or surviving Person;

(b)                                 so long as no Default or Event of Default shall have occurred and be continuing, Asset Sales, the proceeds of which are less than $750,000 when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (B) no less than 75% thereof shall be paid in cash, and (C) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.11(a);

(c)                                  disposals of obsolete or worn out property; and

(d)                                 Investments, including, without limitation, Permitted Acquisitions, made in accordance with Section 6.5.

Section 6.8.                                Fiscal Year; Fiscal Quarter.  No Credit Party shall change its or any of its Subsidiaries’ Fiscal Year or Fiscal Quarter without the prior written consent of the Required Lenders.

Section 6.9.                                Restricted Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except:

(a)                                  the repurchase of Capital Stock of the Borrower upon the exercise of stock options representing the exercise price thereof;

(b)                                 any dividend, distribution or other payment by any of the Guarantors or Subsidiaries of any Credit Party on its Capital Stock that is paid pro rata to all holders of such Capital Stock;

(c)                                  so long as no Default or Event of Default exists, repurchases, redemptions, or other retirements or acquisitions of Capital Stock from the Borrower’s employees or directors or managers (or their heirs or estates) or employees or directors or managers (or their heirs or estates) of its Subsidiaries upon the death, disability or termination of employment or pursuant to the terms of any subscription, stockholder or other agreement or plan in effect on the Closing Date in an aggregate amount pursuant to this clause (c) to all employees, directors or managers (or their heirs or estates) not to exceed (i) $250,000 per fiscal year on and after the Closing Date, or (ii) $1,000,000 in the aggregate pursuant to this clause (c); and

(d)                                 regularly scheduled payments of interest in respect of the Senior Secured Notes required pursuant to the instruments evidencing such Senior Secured Notes and the Senior Secured Notes Indenture;

(e)                                  regularly scheduled payments of interest in respect of the Senior Subordinated Notes required pursuant to the instruments evidencing such Senior Subordinated Notes and the Senior Subordinated Notes Indenture to the extent such payments are not blocked or prohibited under the terms of such Senior Subordinated Notes and the Senior Subordinated Notes Indenture;

(f)                                    so long as no Default or Event of Default shall have occurred and be continuing, payments to the holders of the Senior Subordinated Notes required pursuant to Section 4.20 of the Senior Subordinated Notes Indenture in an amount not to exceed the amount required thereunder;

(g)                                 so long as no Default or Event of Default exists or would result therefrom, other Restricted Payments in an aggregate amount not to exceed $1,000,000 since the Closing Date

(h)                                 so long as no Default or Event of Default exists or would result therefrom, regularly scheduled payments in respect of the Indebtedness permitted pursuant to Section 6.1; and

(i)                                     Track Business Contingent Earnout Payments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment consisting of any Core Gaming Asset.

Section 6.10.                         Subsidiaries.  No Credit Party shall form, or cause to be formed, any other Subsidiary, except in compliance with Sections 5.13(a) and 5.14.

Section 6.11.                         Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall permit any of its Subsidiaries to, engage in any business other than the business engaged in by such Credit Party on the Closing Date and similar or related businesses.

Section 6.12.                         Restrictions on Subsidiary Distributions.  Except as otherwise permitted herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(b) that impose restrictions on the property so acquired, (ii) in the Senior Secured Notes Indenture and the Senior Subordinated Notes Indenture, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (vi) imposed by applicable law, (vii) contained in the Loan Documents and (viii) in agreements evidencing Indebtedness permitted by clauses (c), (e), (f), (i), (k) and (m) of Section 6.1.

Section 6.13.                         Amendments to Organizational Documents, Senior Secured Notes Indenture and Senior Subordinated Notes Indenture.  None of the Credit Parties shall supplement, modify, amend, restate, extend or otherwise change  the terms of or waive any provision of (a) any Credit Party’s articles of incorporation, certificate of formation, bylaws, operating agreement or limited partnership agreement or any similar organizational document, if such supplement, modification, amendment, restatement, extension, change or waiver would be materially adverse to Administrative Agent or the Lenders or (b) the Senior Secured Notes Indenture or the Senior Subordinated Notes Indenture or any document related thereto that would:

(i)                                     increase the principal amount of the Senior Secured Indenture or the Senior Subordinated Indenture in excess of the amount permitted under this Agreement;

(ii)                                  increase the interest rate or yield provisions applicable to the Senior Secured Notes or the Senior Subordinated Notes;

(iii)                               change any default or event of default or condition to a default or an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or add any event of default or change (to an earlier date) any date upon which payment of principal, interest or premium (if any) is due thereon;

(iv)                              add or make any modification that has the effect of adding any financial maintenance covenant or debt incurrence covenant therein;

(v)                                 change the prepayment provisions thereof in any way that would have the effect of adding any new mandatory prepayment, or increasing the amount of any existing mandatory prepayment, or requiring that any existing mandatory prepayment be made on an earlier date;

(vi)                              increase materially the obligations of the Borrower or any of its Subsidiaries, or confer any additional material rights upon, the holders of Senior Secured Notes or the Senior Subordinated Notes (or the trustee, agent or other authorized representative for such holders) (in each case, including without limitation, by amending or adding covenants) which would be adverse to the Borrower or any of its Subsidiaries or Administrative Agent or any Lender;

(vii)                           contravene the provisions of this Agreement or the Intercreditor Agreement;

(viii)                        grant or permit additional Liens on any asset or property to secure any Senior Secured Notes unless such additional Liens secure the Obligations and are expressly subject to the Intercreditor Agreement;

(ix)                                grant or permit any Liens on any asset or property to secure the Senior Subordinated Notes; or

(x)                                   amend or otherwise modify the subordination provisions contained in the Senior Subordinated Notes Indenture or make any amendment or modification which causes the Obligations to no longer be classified as “Senior Debt” and “Designated Senior Debt” thereunder.

Section 6.14.                         Financial Covenants.

(a)                                  Maximum Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as of any date that is the end of the Fiscal Quarter set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter Ending	Maximum Leverage Ratio
June 30, 2010	7.00:1.00
September 30, 2010	7.00:1.00
December 31, 2010	7.00:1.00

March 31, 2011	7.00:1.00
June 30, 2011	6.50:1.00
September 30, 2011	6.00:1.00
December 31, 2011	6.00:1.00
March 31, 2012	6.00:1.00
June 30, 2012	6.00:1.00
September 30, 2012	4.50:1.00
December 31, 2012	4.50:1.00

(b)                                 Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio for the four Fiscal Quarter period ending on each Fiscal Quarter set forth below to be less than the amount or ratio set forth opposite such Fiscal Quarter period:

Four Fiscal Quarter Ending	Interest Coverage Ratio
June 30, 2010	1.10:1.00
September 30, 2010	1.10:1.00
December 31, 2010	1.10:1.00
March 31, 2011	1.15:1.00
June 30, 2011	1.15:1.00
September 30, 2011	1.30:1.00
December 31, 2011	1.30:1.00
March 31, 2012	1.30:1.00
June 30, 2012	1.30:1.00
September 30, 2012	1.30:1.00
December 31, 2012	1.50:1.00

(c)                                  Minimum Consolidated EBITDA.  The Borrower shall not permit Consolidated EBITDA for the four Fiscal Quarter period ending on each Fiscal Quarter set forth below to be less than the amount or ratio set forth opposite such Fiscal Quarter period:

Four Fiscal Quarter Ending	Consolidated EBITDA
June 30, 2010	$54,000,000
September 30, 2010	$54,000,000
December 31, 2010	$54,000,000
March 31, 2011	$55,000,000
June 30, 2011	$60,000,000
September 30, 2011	$60,000,000
December 31, 2011 and at all times thereafter	$65,000,000

(d)                                 Maximum Capital Expenditures.  The Borrower shall not, and shall not permit its Subsidiaries to, make or incur Capital Expenditures during each Fiscal Year indicated below in excess of the amount set forth opposite such Fiscal Year, evidence of which shall be delivered to Administrative Agent with the applicable Financial Statements and certifications required under Section 5.1:

Fiscal Year	Maximum Capital Expenditures
2010	$32,000,000
2011	$23,000,000
2012	$23,000,000
2013	$5,600,000

; provided, however, that to the extent that actual Capital Expenditures incurred in any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), 50% of the difference between stated maximum amount set forth above and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding Fiscal Year; provided, further, that (i) any Capital Expenditures incurred in the next succeeding Fiscal Year shall be applied first, to the amounts permitted pursuant to this Section 6.14(d) without giving effect to the preceding proviso and second, to the carryover amount from the previous Fiscal Year; and (ii) any carryover amount not used in the next succeeding Fiscal Year shall not be available in the following Fiscal Years.

(e)                                  Certain Calculations.  With respect to any period during which an Investment, an Asset Sale or a Permitted Acquisition has occurred, for purposes of determining compliance with the financial covenants set forth in this Section 6.14, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Investment, Asset Sale or Permitted Acquisition and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to the outstanding Term Loans incurred during such period).

ARTICLE VII
Increased Costs; Taxes; Indemnification; Set Off; Etc.

Section 7.1.                                Increased Costs; Capital Adequacy.  In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any Regulation (or any provision thereof) regarding capital adequacy applicable to such Lender, or any change therein or in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Body, central bank or comparable agency applicable to such Lender, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, after the adoption, effectiveness or applicability of such Regulation, within ten Business Days after receipt by the Borrower from such Lender of the statement referred to in the next sentence, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after tax basis for such reduction.  Such Lender shall deliver to the Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 7.1, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

Section 7.2.                                Taxes; Withholding, etc.

(a)                                  Payments to Be Free and Clear.  All sums payable by any Credit Party hereunder and under the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of Administrative Agent or any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment; provided, however, that the Borrower shall be under no obligation to increase the sum payable to any Lender not organized under the laws of the United States or a state thereof (a “Foreign Lender”) by an amount equal to the amount of the United States Tax required to be withheld under United States law from the sums paid to such Foreign Lender, if such withholding is caused by the failure of such Foreign Lender to be engaged in the active conduct of a trade or business in the United States, or all amounts of interest and fees to be paid to such Foreign Lender hereunder are not effectively connected with such trade or business within the meaning of U.S. Treasury Regulation 1.1441-1(a) or such Foreign Lender fails to comply with Section 7.2(c) and Borrower shall be under no obligation to increase the sum payable to any Lender that is not a Foreign Lender if such Lender fails to comply with Section 7.2(d).

(b)                                 Withholding of Taxes.  If any Credit Party is required by law to make any deduction or withholding on account of any Tax (other than a Tax on the overall income of Administrative Agent and Lender or a Tax referred to in the proviso to Section 7.2(a)) from any sum paid or payable by any Credit Party to Administrative Agent or any Lender on account of a transaction under any of the Loan Documents, but not any Tax imposed on Administrative Agent or any Lender in the ordinary or general conduct of business, which Administrative Agent or Lender would have been subject to without regard to whether it had engaged in any transaction under any of the Loan Documents: (i) the Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it, (ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender, (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, and (iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c)                                  Foreign Lenders.  Each Foreign Lender agrees that it will deliver to the Borrower and Administrative Agent (i) two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or other applicable United States Internal Revenue Service forms, or successor applicable form(s), as the case may be, together with any other certificate or statement of exemption required under the Internal Revenue Code or regulations issued thereunder.  Each such Foreign Lender also agrees to deliver to the Borrower and Administrative Agent two (2) further copies of said Form W-8BEN or W-8ECI or other applicable United States Internal Revenue Service forms, or successor applicable form(s) or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Foreign Lender from duly completing and delivering any such form with respect to it and such Foreign Lender so advises the Borrower and Administrative Agent.  Such Foreign Lender shall certify in the case of a Form W-8BEN or W-8ECI or other applicable United States Internal Revenue Service forms that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and that it is entitled to an exemption from United State backup withholding tax.

(d)                                 Domestic Lenders.  Each Lender that is not a Foreign Lender agrees that it will deliver to the Borrower and Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-9 or successor form(s), as the case may be, together with any other certificate or statement of exemption required under the Internal Revenue Code or regulations issued thereunder, certifying that such Lender is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement.

(e)                                  Treatment of Certain Refunds.  If Administrative Agent, or a Lender determines, in its sole discretion, that it has received a refund of any Taxes with respect to which the Borrower has paid increased amounts pursuant to Section 7.2(b), it shall pay to the Borrower an amount equal to such refund (but only to the extent of the increased amounts paid by the Borrower giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that the Borrower, upon the request of Administrative Agent or such Lender agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to the Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f)                                    Indemnification by the Borrower.  The Borrower shall indemnify Administrative Agent and each Lender for any Tax referred to in Section 7.2(a) (other than a Tax on the overall income of Administrative Agent and Lender or a Tax referred to in the proviso to Section 7.2(a)) paid by Administrative Agent or such  Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.

Section 7.3.                                Indemnification.

(a)                                  Indemnification by the Credit Parties.  The Credit Parties will indemnify and defend Administrative Agent, the Lenders and each of their respective shareholders, partners, members, managers, directors, officers, employees, agents, attorneys and Affiliates (collectively, the “Indemnified Persons”) against and hold each Indemnified Person harmless from any and all liabilities, obligations, losses, damages, costs, expenses, claims, penalties, Actions, judgments, disbursements of any kind or nature whatsoever, interest, fines, cleanup costs, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity and reasonable and reasonably documented attorneys’ fees and expenses (collectively, “Losses”), that any of the Indemnified Persons may incur, suffer, sustain or become subject to arising out of, relating to, or due to (i) this Agreement or any other Loan Documents or the transactions contemplated hereby or thereby,  (ii) any material inaccuracy or breach of any of the representations and warranties of any Credit Party contained in any Credit  Document or in any certificate delivered thereunder, (iii) the non-fulfillment or breach of any covenant, undertaking, agreement or other obligation of any Credit Party contained in any Loan Document or in any certificate delivered thereunder, (iv) any Environmental Liability, and/or (v) any use of proceeds of any Term Loan; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent such Losses arise out of the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of such Indemnified Person.  Upon request of an Indemnified Person, the Borrower shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person(s) in connection with any Losses or threatened Losses and shall pay the reasonable and reasonably documented fees and disbursements of such counsel.  Each Indemnified Person shall have the right to employ its own counsel at the expense of the Borrower if (i) the employment of counsel by the Indemnified Person at the expense of the Borrower has been authorized in writing by the Borrower, (ii) the Borrower has not employed counsel to represent the Indemnified Person within a reasonable time after receiving notice of a request for the retention of counsel or (iii) both the Indemnified Person and the Borrower are implicated with respect to the Losses or the threatened Losses, and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts in representing both parties between them, in each of which cases the reasonable and reasonably documented fees and expenses of counsel (including local counsel) will be at the expense of the Borrower, and all such fees and expenses will be reimbursed promptly as they are incurred.  Notwithstanding anything to the contrary set forth herein, Section 7.3 shall not apply to Taxes which are covered solely by Section 7.2(f).

(b)                                 Contribution.  If the indemnification provided for in Section 7.3(a) is prohibited under applicable Regulations to an Indemnified Person, then the Borrower, in lieu of indemnifying the Indemnified Person, will contribute to the amount paid or payable by the Indemnified Person as a result of the Losses in such proportion as is appropriate to reflect the relative fault of the Borrower, on the one hand, and of the Indemnified Person, on the other, in connection with the events or circumstances which resulted in the Losses as well as any other relevant equitable considerations.

Section 7.4.                                Right of Set Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender and Administrative Agent are hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender or Administrative Agent to or for the credit or the account of any Credit Party against and on account of the Obligations of any Credit Party to such Lender or Administrative Agent hereunder, irrespective of whether or not (a) such Lender or Administrative Agent shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder or the other Loan Documents shall have become due and payable and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 7.5.                                Funding Breakage.  In addition to the compensation required under Section 7.1, the Borrower shall pay all administrative fees charged by Lender and indemnify each Lender against any loss or expense (including loss of margin) which such Lender has incurred as a consequence of any payment or prepayment of any Term Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment is mandatory or automatic and whether or not such payment or prepayment is then due).  If any Lender sustains or incurs any such loss or expense or if any Lender has charged the Borrower for an administrative expense it shall from time to time promptly notify the Borrower and Administrative Agent in writing setting forth in reasonable detail the amount determined in good faith by such Lender (such determination shall be conclusive absent manifest error) to be necessary to indemnify such Lender for such loss or expense and the amount of such administrative expense.  Such amount shall be due and payable by the Borrower to Administrative Agent for the account of such Lender, five Business Days after such notice is given.

Section 7.6.                                Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

Section 7.7.                                Inability to Determine LIBOR.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to the Term Loans on the basis provided for in the definition of LIBOR, Administrative Agent shall on such date give notice in writing to the Borrower and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to LIBOR Loans until such time as Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Borrowing Certificate of Notice of Conversion/Continuation given by the Borrower with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

Section 7.8.                                Assignment of Loans Under Certain Circumstances; Duty to Mitigate.

(a)                                  In the event (i) any Lender delivers a written statement requesting compensation pursuant to Section 7.1, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Body on account of any Lender pursuant to Section 7.2 or (iii) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of each Lender and such amendment, waiver or other modification is consented to by Administrative Agent and Required Lenders, the Borrower, at its sole expense and effort, upon notice to such Lender and Administrative Agent, may require such Lender (other than any Lender affiliated with the Administrative Agent) to transfer and assign (in accordance with and subject to the restrictions contained in Section 10.4) all of its Term Loans and Term Loan Commitments under this Agreement to an Eligible

Assignee that shall assume such assigned Term Loans and Term Loan Commitments (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Body having jurisdiction, (y) in the event of any assignment required of a non-consenting Lender pursuant to clause (iii) above, such Eligible Assignee shall consent, at the time of such assignment, to each matter in respect of which such assigning Lender was a non-consenting Lender and (z) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including, without limitation, any amounts under Section 2.11(g) (treating such assignment as a voluntary prepayment under Section 2.10), Section 7.1 and Section 7.2); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 7.1 or the amounts paid pursuant to Section 7.2, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 7.2, as the case may be, or if such Lender shall waive its right to claim further compensation under Section 7.1 in respect of such circumstances or event or shall waive its right to further payments under Section 7.2 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Borrower an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment Agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 7.8(a).

(b)                                 If (i) any Lender shall request compensation under Section 7.1 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Body on account of any Lender pursuant to Section 7.2, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 7.1 or would reduce amounts payable pursuant to Section 7.2, as the case may be, in the future.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

ARTICLE VIII
Events of Default

Section 8.1.                                Events of Default.  Any one or more of the following events which shall occur and be continuing shall constitute an “Event of Default”:

(a)                                  Failure to Make Payments When Due.  The Borrower fails to pay any of the Obligations, including failure by the Borrower to pay when due any payment of principal of, or interest on, the Term Loans, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or any fee or any other amount due hereunder, and solely with respect to interest, such failure to pay is continuing for three (3) days after the due date therefor.

(b)                                 Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Sections 5.1, 5.4, 5.5, 5.10, 5.12 or Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.7, 6.9, 6.11 and 6.14.

(c)                                  Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Loan Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made.

(d)                                 Other Defaults Under Loan Documents.  Any Credit Party shall default in the performance of or compliance with any term contained in any of the other Loan Documents, other than any such term referred to in any other Subsection of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by the Borrower of written notice from Administrative Agent or any Lender of such default.

(e)                                  Default in Other Agreements.  (i)  Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness in an aggregate principal amount of $2,500,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Credit Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in either case as a result of such breach or default.

(f)                                    Involuntary Bankruptcy, Appointment of Receiver, etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 60 days, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, receiver-manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of such Credit Party’s property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged.

(g)                                 Voluntary Bankruptcy, Appointment of Receiver, Etc.  (i) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver-manager, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors, or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f).

(h)                                 Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in an aggregate at any time an amount in excess of $2,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days (or in any event later than 5 days prior to the date of any proposed sale thereunder).

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of any Credit Party and such order shall remain undischarged or unstayed for a period in excess of fifteen (15) days, or any Credit Party shall otherwise dissolve or cease to exist (except as permitted by Section 6.7).

(j)                                     Change of Control.  A Change of Control shall occur.

(k)                                  Material Adverse Effect.  A Material Adverse Effect shall occur.

(l)                                     Termination by PGBC.  The PGCB orders the termination of this Agreement or any related Loan Document pursuant to 58 Pa. Code § 441a.13.

(m)                               Security Documentation and other Loan Documents.  At any time after the execution and delivery thereof, (i) (x) this Agreement or any Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (y) Administrative Agent shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral purported to be covered by the Security Documentation (except (1) as expressly permitted by the Loan Documents or (2) as a result of the actions or failures to act of Administrative Agent or any Lender), or (ii) any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party.

(n)                                 Gaming Licenses.  The suspension or loss (excluding any voluntary termination of such rights in connection with a sale, lease or closure of a site (other than the MPI Hotel/Casino Facilities and the PIDI Hotel/Casino Facilities), provided that such sale, lease or closure was otherwise permitted by, and complied with the provisions of, the Indenture) of the Borrower’s or any of the Borrower’s Subsidiaries’ legal right to operate slot machines or to conduct other gaming operations (other than parimutuel wagering) at the Hotel/Casino Facilities and such suspension or loss continues for more than 90 consecutive days or for 120 days within any consecutive 180-day period.

Section 8.2.                                Remedies.  Upon and after the occurrence of an Event of Default:

(a)                                  Non-Bankruptcy Related Defaults/Termination.  In the case of any Event of Default specified in any Section other than Section 8.1(f), 8.1(g) or 8.1(l), Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower from time to time declare the unpaid principal amount of the Term Loans, interest accrued thereon and all other Obligations to be immediately due and payable, which shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)                                 Bankruptcy Events of Default/Termination.  In the case of either of the Events of Default specified in Section 8.1(f), 8.1(g) or 8.1(l), automatically, without any notice to the Borrower or any other act by Administrative Agent or any Lender, each of the following shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower:  (i) the unpaid principal amount of and interest on the Term Loans and (ii) all other Obligations.

(c)                                  Remedies in All Events of Default.  Administrative Agent shall, at the request of or with the consent of the Required Lenders, (i) exercise all rights and remedies provided in the Loan Documents, (ii) exercise any right of counterclaim, setoff, banker’s lien or otherwise which it may have with respect to money or property of the Borrower, (iii) bring any lawsuit, action or other proceeding permitted by law for the specific performance of, or injunction against any violation of, any Loan Document and may exercise any power granted under or to recover judgment under any Loan Document, (iv) enforce any and all Liens and security interests created pursuant to Loan Documents, and (v) exercise any other right or remedy permitted by applicable Regulations.

(d)                                 Lenders’ Remedies.  Unless otherwise directed by the Required Lenders, in case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Term Loans pursuant to Section 8.2, the Required Lenders, if owed any amount with respect to the Term Loans, may proceed to protect and enforce their rights by suit in equity, action at law or other appropriate proceeding,  including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lenders.

(e)                                  Remedies Cumulative.  No remedy herein conferred upon any Lender or Administrative Agent or the holder of a Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

(f)                                    Prepayments.  Any prepayment by the Borrower of all or any part of the Term Loans following an Event of Default and an acceleration of the original Maturity Date, shall include, as compensation to the Lenders of the Term Loan for such prepayment, the Applicable Prepayment Premium required under Section 2.11(g).  The Borrower specifically acknowledges and agrees that it shall be liable for the prepayment premium on any acceleration of the Term Loan in accordance with their terms at any time.

(g)                                 Licensing of Administrative Agent and Lenders.  In the event of the occurrence of an Event of Default hereunder or under any of the Loan Documents and it shall become necessary, or in the opinion of Required Lenders advisable, for an agent, supervisor, receiver or other representative of Administrative Agent and Lenders to become licensed under the provisions of the laws and/or regulations of any Gaming Authority as a condition to receiving the benefit of any Collateral encumbered by the Mortgages or other Loan Documents for the benefit of Lenders or otherwise to enforce their rights hereunder, Borrower hereby gives its consent to the granting of such license or licenses and agrees to execute such further documents as may be required in connection with the evidencing of such consent.

(h)                                 Exercise of Rights Subject to Applicable Law.  All rights, remedies and powers provided by this Article VIII may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the laws of any Governmental Body and all of the provisions of this Article VIII are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded or filed under the provisions of any applicable law.

ARTICLE IX
Administrative Agent

Section 9.1.                                Appointment of Administrative Agent.  Aladdin is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each Lender hereby authorizes Aladdin to act as its agent in accordance with the terms hereof and the other Loan Documents.   Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX are solely for the benefit of Administrative Agent and the Lenders and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions thereof.  In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.

Section 9.2.                                Powers and Duties.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, or may assign such duties to its wholly owned nominee without the consent of the Lenders, and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties.  Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3.                                Delegation of Duties.  Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through third parties, agents, employees or attorneys-in-fact (any such entity, a “Sub-Agent”) or may assign such duties to its wholly owned nominee without the consent of the Lenders, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Administrative Agent shall not be responsible for the negligence or misconduct of any Sub- Agent that it selects as long as such selection was made with reasonable care.  The Borrower and each Lender hereby agree that any Sub- Agent appointed hereunder shall be entitled to the benefit of the provisions of Sections 7.3, 9.2, 9.4, 9.5, 9.6, 9.7, 9.10 and 9.11 of this Agreement as if such Sub-Agent is a party to this Agreement.

Section 9.4.                                General Immunity.

(a)                                  No Responsibility for Certain Matters.  Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to any Lender or by or on behalf of any Credit Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default.  Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of the outstanding Term Loans.

(b)                                 Exculpatory Provisions.  None of Administrative Agent nor any of its officers, trustees, partners, members, directors, employees, attorneys or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents, except to the extent caused by Administrative Agent’s gross negligence or willful misconduct.  Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.1) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it, and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.1).  Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document which involves discretionary decision making absent express written instructions from the Required Lenders with respect thereto.

Section 9.5.                                Administrative Agent Entitled to Act with the Borrower.  Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.6.                                Lenders’ Representations, Warranties and Acknowledgment.

(a)                                  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the Borrowing(s) hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and its Subsidiaries.  Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)                                 Each Lender, by delivering its signature page to this Agreement and funding or holding any of its Term Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent or Lenders, as applicable on the Closing Date.

(c)                                  Each Lender represents and warrants that it is in the business of providing debt capital to enterprises and each Term Loan will be made in the ordinary course of such Lender’s business.

(d)                                 Administrative Agent and each Lender, by delivering its signature page to this Agreement and funding or holding any of its Term Loans on the Closing Date agrees, for the  enforceable benefit of all holders of existing and future Second Lien Obligations (as defined in the Intercreditor Agreement), and each existing and future Debt Representative (as defined in the Intercreditor Agreement) as follows: (x) that Administrative Agent and the Lenders are bound by the provisions of, and agree to the terms of, the Intercreditor Agreement (including Section 5.6 of the Intercreditor Agreement) and (y) that each Lender consents to and directs Administrative Agent to perform its obligations under the Intercreditor Agreement.

Section 9.7.                                Right to Indemnity.  Each Lender, in proportion to its Pro Rata Share, severally (and not jointly) agrees to indemnify Administrative Agent and its stockholders, directors, officers, employees, agents, attorneys and Affiliates (each an “Indemnified Administrative Agent Person”), to the extent that Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including legal fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnified Administrative Agent Person in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out hereof or in connection with the Loan Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct.  If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of such Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, further, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof, and provided, further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.8.                                Successor Administrative Agent.

(a)                                  Administrative Agent may resign at any time by giving not less than thirty (30) Business Days’ prior written notice thereof to the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which shall be (i) one of the Lenders or an Affiliate of one of the Lenders or (ii) a Person who would be an eligible successor agent if appointed by the resigning Administrative Agent under Section 9.8(b).

(b)                                 If no successor Administrative Agent shall have been so appointed by the Lenders within twenty (20) Business Days after the resigning Administrative Agent’s giving of notice of resignation, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $250,000,000.  In the event that Administrative Agent is unable to appoint a replacement successor within ten (10) Business Days after it is entitled to do so after using reasonable efforts, Administrative Agent may nonetheless resign by delivering a written resignation to the Lenders and the Borrower, provided that in such circumstances, and unless and until a successor Administrative Agent is appointed, Administrative Agent shall remain Administrative Agent solely for the purpose of serving as secured party of record with respect to the Collateral, its sole duty in that capacity shall be to take such ministerial actions as it shall be directed to take by the Lenders (including, without limitation, the execution and delivery of documents or instruments relating to the Collateral), and Administrative Agent shall be entitled to reimbursement from the Borrower for its reasonable out-of-pocket costs and expenses and reasonable compensation from the Borrower for its services.  If Administrative Agent has resigned and no successor Administrative Agent has been appointed, subject to the preceding sentence, the Lenders shall perform the duties of Administrative Agent hereunder, and the Borrower shall make all payments in respect of the Obligations to the applicable Lenders and shall deal directly with the Lenders.

(c)                                  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment in writing.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and upon the execution and filing of such financing statements, or amendments thereto, and such other instruments and notices, as may be necessary or desirable or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted under the Security Documentation, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the resigning Administrative Agent, and the resignation or termination of Administrative Agent shall then be effective for all purposes.  Upon the effectiveness of the resignation or termination of Administrative Agent, the resigning or terminated Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the effectiveness of the resignation or termination of an Administrative Agent, the provisions of Section 7.3 and this Article IX shall continue to inure to the former Administrative Agent’s benefit as to any actions taken or omitted to be taken by it while it was acting as Administrative Agent under this Agreement.

Section 9.9.                                Security Documentation.

(a)                                  Administrative Agent as Administrative Agent under Security Documentation.  Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Lenders, to be Administrative Agent for and representative of the Lenders with respect to the Collateral and the Security Documentation.  Subject to Section 10.1, without further written consent or authorization from the Lenders, Administrative Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which the Lenders have otherwise consented in the manner provided herein.

(b)                                 Administrative Agent’s Right to Realize on Collateral.  Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Section 9.10.                         Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that Administrative Agent receives such a notice, Administrative Agent shall promptly give notice thereof to the Lenders and, if required by any Gaming Authority, the Borrower shall forward a copy of such notice to such Gaming Authority.  Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.11.                         Delivery of Documents, Notices, Etc.  In addition to, and in furtherance of any requirement placed upon Administrative Agent herein to deliver, provide, distribute, notify or otherwise convey items received from the Borrower to the Lenders, Administrative Agent shall promptly notify Lenders of any notices, documents, requests, demands or other items Administrative Agent received from the Borrower and promptly deliver or convey, to the extent they are in written form, such notices, documents, requests, demands or items to the Lenders.

ARTICLE X

Miscellaneous

Section 10.1.                         Amendments and Waivers.

(a)                                  General.  Subject to Section 10.1(b) and Section 10.1(c) below, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall be effective without the written consent of the Required Lenders.

(b)                                 Other Consent.  Notwithstanding the provisions of Section 10.1(a) above, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)                                     amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent;

(ii)                                  increase any Term Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification, termination or waiver of any condition precedent, covenant (including any amendment, modification, termination or waiver of the voluntary or mandatory prepayment covenants), Default or Event of Default shall constitute an increase in any Term Loan Commitment of any Lender.

(c)                                  Prior Unanimous Written Consent.  Without the prior unanimous written consent of the affected Lenders:

(i)                                     no amendment, consent or waiver shall (A) affect the amount or extend the time of the obligation of any Lender to make the Term Loans or (B) extend the originally scheduled time or times of repayment of the principal of the Term Loans or (C) alter the time or times of payment of interest on the Term Loans or of any fees payable for the account of the Lenders or (D) alter the amount of the principal of the Term Loans or the rate of interest thereon or (E) alter the amount of any fee payable hereunder to the account of the Lenders or (F) permit any subordination of the principal of or interest on the Term Loans or (G) permit the subordination of the Lien created by the Security Documentation in any of the Collateral or (H) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document or (I) affect the definition of “Required Lenders” or “Pro Rata Share”;

(ii)                                  no Collateral, other than in connection with an Asset Sale or any other sale made in accordance with the terms hereof or as otherwise specifically permitted in this Agreement or the Security Documentation, shall be released from the Lien of the Security Documentation;

(iii)                               none of the provisions of Section 2.14 shall be amended, modified or waived; and

(iv)                              none of the provisions of Section 10.1(b) or this Section 10.1(c) shall be amended.

(d)                                 Effect of Notices, Waivers or Consents.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice (except as otherwise specifically required hereunder or under any other Loan Document) or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.1 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

Section 10.2.                         Notices.  All notices, requests, demands and other communications to any party or given under any Loan Document (collectively, the “Notices”) will be in writing and delivered initially by electronic mail to the e-mail address listed below to be followed by delivery by overnight courier or by registered mail to the parties at the following address or sent by facsimile, with confirmation received, to the facsimile number specified below (or at such other address or facsimile number as will be specified by a party by like notice given at least five calendar days prior thereto):

(a)                                  If to the Borrower, at:

MTR Gaming Group, Inc.

State Route 2 South

P.O. Box 356

Chester, WV 26034

Attention: Chief Financial Officer

Facsimile: (304) 387-2167

with a copy to:

Milbank Tweed Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

Facsimile: 213-892-4771 (Ruosch) and 213-892-4748 (Song)

Attention: Deborah Ruosch and Wansun Song

(b)                                 If to Administrative Agent, at:

Aladdin Credit Partners LLC

6 Landmark Square

Stamford, CT 06901

Attention:	Simmon Saraf
Telephone:	(203) 326-6891
Facsimile:	(203) 487-6740
Email:	ssaraf@aladdincapital.com

With a copy to:

Richards Kibbe & Orbe LLP

One World Financial Center

New York, New York 10281

Telephone:	(212) 530-1800
Facsimile:	(212) 530-1801
Attention:	Nicholas A. Whitney
Email:	nwhitney@rkollp.com

(c)                                  If (i) to the Lenders that are related funds of Administrative Agent, to the notice address for Administrative Agent provided above and (ii) to any other Lender, to the address for such Lender set forth on the signature pages hereof or in the Assignment Agreement delivered by such Lender.

All Notices will be deemed delivered when actually received.  Each of the parties will hereafter notify the other parties in accordance with this Section 10.2 of any change of address or telecopy number to which notice is required to be mailed.

Section 10.3.                         Expenses.  Whether or not the transactions contemplated hereby shall be consummated or any Term Loan shall be made, the Borrower agrees to pay promptly:

(a)                                  all the actual and reasonable and reasonably documented costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; the reasonable and reasonably documented fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower;

(b)                                 all the actual costs and reasonable and reasonably documented expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of the Secured Parties, pursuant hereto, including, without limitation, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Lenders; and

(c)                                  after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including, without limitation, allocated costs of internal counsel), auditors, accountants, consultants, advisors, agents and appraisers and costs of settlement, incurred by any Administrative Agent and/or Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty) or in connection with any negotiations, reviews, refinancing or restructuring of the credit arrangements provided hereunder, including, without limitation, in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.4.                         Enforceability; Successors and Assigns.

(a)                                  Enforceability; Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.  This Agreement may not be assigned by the Borrower hereto without the prior written consent of Administrative Agent and each Lender.  Any assignment or attempted assignment in contravention of this Section 10.4 will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

(b)                                 Assignments.  Each Lender may assign (each, an “Assignment”) to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of such Lender’s Term Loans and Notes, as the case may be).  Assignment shall be subject to the following:

(i)                                     Assignments shall be made with the prior written consent (not to be unreasonably withheld or delayed) of Administrative Agent, provided that no consent of Administrative Agent shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender or an Approved Fund;

(ii)                                  except in the case of an assignment to a Lender or an Affiliate of a Lender or to an Approved Fund, the amount of the Term Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to Administrative Agent) shall not be less than $1,000,000 or an assignment of the entire remaining amount of the assigning Lender’s Term Loan (if less than $1,000,000) unless Administrative Agent otherwise consents;

(iii)                               the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, in the form of Exhibit 10.4(b) (each, an “Assignment Agreement”); and

(iv)                              upon its receipt of a duly executed and completed Assignment Agreement, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Borrower and shall maintain a copy of such Assignment Agreement in its Principal Office.  From and after the effective date of an Assignment, the Assignee shall be a party hereto and, to the extent of the interest assigned pursuant to the Assignment, have the rights and obligations of a “Lender” under this Agreement, and the assigning Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement.  The Borrower hereby consents to the disclosure of any information obtained by Lender in connection with this Agreement to any Person to which such Lender sells, or proposes to sell, its Term Loans or Notes.

(c)                                  Participations.  Each Lender may sell participations to one or more Persons in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of such Lender’s Term Loans and Notes, as the case may be); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which such Lender sells a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the participant, agree to any amendment, modification or waiver to (i) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect, (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Security Documentation or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Loan Documents) supporting the Term Loans hereunder.  The Borrower agrees that each participant also shall be entitled to the benefits of Section 7.1, 7.2 and 7.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that (i) a participant shall not be entitled to receive any greater payment under Section 7.1 or 7.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent and (ii) a participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.2 unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 7.2 as through it were a Lender. To the extent permitted by law, each participant shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.14 as through it were a Lender.  The Borrower hereby consents to the disclosure of any information obtained by a Lender in connection with this Agreement and/or any other Loan Document to any Person to which such Lender participates, or proposes to participate, its Term Loans or Notes.

(d)                                 In the event any Lender is found unsuitable as a Lender under the Credit Agreement by any Gaming Authority (“Unsuitable Lender”), then to the extent permitted by applicable laws: (a) the Borrower shall have the right to make a voluntary prepayment of the Term Loans in the amount necessary to reduce the aggregate Term Loan Commitment by the amount of the Term Loans held by the Unsuitable Lender, and any payments required in connection with such prepayment shall be made to the Unsuitable Lender and not on a pro rata basis to all Lenders, (together with the Applicable Prepayment Premium but otherwise, without any additional penalties, including any LIBOR breakage costs) until a replacement Lender, if any, commits to acquire the Term Loans of the Unsuitable Lender, at which time the aggregate Term Loan Commitment shall be increased by the amount of such prepayment, and (b) upon full payment of all outstanding amounts of principal and interest owing it, such Unsuitable Lender shall execute such documents as may be required by Administrative Agent, the Borrower or any applicable Gaming Authority to evidence that such Unsuitable Lender no longer retains any interest under the Credit Documents (other than provisions that expressly survive the repayment in full of the Obligations).  No Credit Party shall be required to pay or reimburse any Unsuitable Lender in applying for a license, qualification or a finding of suitability.

(e)                                  Notwithstanding anything else to the contrary contained herein, any Lender may any time pledge its Term Loans and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank and, in the case of any Lender that is a fund, to its trustee for the benefit of its investors; provided, that no such pledge to a Federal Reserve Bank (or in the case of any Lender that is a fund, to its trustee for the benefit of its investors) shall release such Lender from such Lender’s obligations hereunder or under any other Credit  Document.

Section 10.5.                         Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and neither Administrative Agent nor any Lender shall be responsible for the obligation of any other Lender hereunder.  Nothing contained in any Loan Document and no action taken by Administrative Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Administrative Agent fails or refuses to exercise any independent debt, and, provided Administrative Agent fails or refuses to exercise any remedies against the Borrower after receiving the direction of the Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.6.                         Integration.  This Agreement and the other Loan Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

Section 10.7.                         No Waiver; Remedies.  No failure or delay by any party in exercising any right, power or privilege under this Agreement or any of the other Loan Documents will operate as a waiver of such right, power or privilege.  A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies provided in the Loan Documents will be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.8.                         Submission to Jurisdiction.  Each Credit Party, Administrative Agent and the Lenders hereby (a) agrees that any Action with respect to any Loan Document may be brought only in the New York State courts sitting in New York County or federal courts of the United States of America sitting in the Southern District of New York and New York County, (b) accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of such courts, (c) irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any Action in those jurisdictions, and (d) irrevocably consents to the service of process of any of the courts referred to above in any Action by the mailing of copies of the process to the parties hereto as provided in Section 10.2.  Service effected as provided in this manner will become effective ten (10) calendar days after the mailing of the process.

Section 10.9.                         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by facsimile or a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement.

Section 10.10.                  Governing Law.  This Agreement and the other Loan Documents, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

Section 10.11.                  Waiver of Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.12.                  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.13.                  Survival.  All representations, warranties, covenants, agreements, and conditions contained in or made pursuant to this Agreement or the other Loan Documents shall survive (a) the making of the Term Loans and the payment of the Obligations and (b) the performance, observance and compliance with the covenants, terms and conditions, express or implied, of all Loan Documents, until the due and punctual (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Loan Documents; provided, however, that the provisions of Section 5.16, Section 7.1, Section 7.2, Section 7.3, Section 9.4, Section 9.6 and Section 9.7 shall survive (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Loan Documents.

Section 10.14.                  Maximum Lawful Interest.  Notwithstanding anything to the contrary contained herein, in no event shall the amount of interest and other charges for the use of money payable under this Agreement or any other Loan Document exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  The Borrower and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under applicable law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Term Loans to the extent of such excess.

Section 10.15.                  Interpretation.  As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate.  Unless otherwise expressly provided in this Agreement (a) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified.  Unless the context otherwise requires, the term “including” will mean “including, without limitation.”  The headings in this Agreement and in the Schedules are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 10.16.                  Ambiguities.  This Agreement and the other Loan Documents were negotiated between legal counsel for the parties and any ambiguity in this Agreement or the other Loan Documents shall not be construed against the party who drafted this Agreement or such other Loan Documents.

Section 10.17.                  First Lien Obligations.  The Borrower and each other Credit Party acknowledges and agrees that (a) the Obligations hereunder have been used to “Refinance” (as such term is defined in the Intercreditor Agreement) all outstanding obligations under the Existing Agreement, (b) the Obligations shall constitute “First Lien Obligations” (as defined in the Intercreditor Agreement) for all purposes of the Intercreditor Agreement, including, without limitation, Section 6.1 thereof, (c) this Agreement shall constitute a “Credit Agreement” (as defined in the Senior Secured Notes Indenture) for all purposes of the Senior Secured Notes Indenture, (d) (i) this Agreement shall constitute the “First Lien Credit Agreement”, (ii) the Loan Documents shall constitute the “First Lien Loan Documents”, (iii) the “Term Loans” shall constitute “First Lien Loans” and (iv) the Security Documentation shall constitute “First Lien Security Documents”, in each case, for all purposes of the Intercreditor Agreement and (e) the Obligations shall constitute “Senior Debt” and “Designated Senior Debt” (as each such term is defined in the Subordinated Notes Indenture) for all purposes of the Subordinated Notes Indenture.

Section 10.18.                  Confidentiality.  Administrative Agent and each Lender agrees to hold any non-public information that it may receive from the Borrower or any other Credit Party pursuant to this Agreement (or pursuant to any other Loan Document) in confidence and consistent with their respective policies for handling material non-public information, except for disclosure: (a) to the other Lenders; (b) to legal counsel and accountants for the Borrower, any other Credit Party, Administrative Agent or any Lender; (c) to the other professional advisors to the Borrower, any other Credit Party, Administrative Agent or any Lender, provided that the recipient is advised of and agrees to be bound by the provisions of this Section 10.18; (d) to regulatory officials having jurisdiction over Administrative Agent or the applicable Lender; (e)

to any Gaming Authority having regulatory jurisdiction over the Borrower or any other Credit Party, provided that each of Administrative Agent and the Lenders agrees to endeavor to notify the Borrower of any such disclosure; (f) As required by law or legal process or in connection with any legal proceeding, provided that such disclosing Administrative Agent or Lender uses reasonable efforts to notify the Borrower prior to any such disclosure; (g) to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from Administrative Agent or any Lender; and (h) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s Term Loans hereunder, whether by assignment or participation, provided that the recipient is advised of and agrees to be bound by the provisions of this Section 10.18.  For purposes of the foregoing, “non-public information” shall mean any information respecting the Borrower or any other Credit Party reasonably considered by the Borrower to be material and not available to the public and which has been identified as such by the applicable Credit Party, other than (i) information previously filed with any governmental agency and available to the public, (ii) information which is available to the general public at the time of use or disclosure, (iii) information which becomes available to the general public, other than by manner of unauthorized disclosure or use, or (iv) information previously published in any public medium from a source other than, directly or indirectly, Administrative Agent or any Lender.  Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of Administrative Agent or the Lenders to the Borrower or any other Credit Party.

Section 10.19.                  Additional Gaming Provisions.

(a)                                  Notwithstanding anything contained in this Agreement or in the Security Documentation to the contrary relating to Collateral located in the Commonwealth of Pennsylvania, Administrative Agent hereby confirms that it does not and will not have or otherwise claim a security interest in, or lien on, monies and other funds on account for taxes owed to the Commonwealth of Pennsylvania under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. Cons. Stat. Ann. § 1101 et. seq.

(b)                                 The Lenders acknowledge that (i) the PGCB has the authority pursuant to 58 Pa. Code § 441a.13 to review agreements pertaining to PIDI, (ii) if the PGCB finds that an agreement is not in the public interest or is inimical to the interest of gaming in the Commonwealth of Pennsylvania, the PGCB may, by order, require the termination of the agreement or association of any person associated therewith, or pursue any remedy or combination of remedies authorized by applicable law.  The Lenders further acknowledge that the Borrower and the Guarantors may terminate this Agreement, or any related Loan Document, if the PGCB orders the termination of this Agreement or any related Loan Document pursuant to 58 Pa. Code § 441a.13.  Upon any such termination an Event of Default shall have occurred and be continuing and all Obligations (including the Applicable Prepayment Premium) shall be immediately due and payable.

Notwithstanding anything contained in this Agreement or in the Security Documentation to the contrary, the Collateral shall not include, and no security interest shall be granted with respect to, any Gaming License or Gaming Equipment if and to the extent that a security interest in such Gaming License or Gaming Equipment (i) is prohibited by applicable law, rule or regulation or (ii) requires the consent of any Governmental Authority or Gaming Authority (including, but not limited to, the West Virginia Lottery Commission)  which has not yet been obtained.

Lenders acknowledge that (i) any lender that is not a bank or other licensed lending institution must be approved by the West Virginia Lottery Commission prior to the extension of credit and (ii) although advance approval is not required by the PGCB, the PGCB retains the right, upon a finding of probable cause, to investigate the suitability of lenders; provided, that the Credit Parties acknowledge that as of the Closing Date, the Lenders party hereto have been approved by the West Virginia Lottery Commission.

[Remainder of page intentionally left blank; signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

MTR GAMING GROUP, INC.

By:	/s/ DAVID R. HUGHES
Name: David R. Hughes
Title: Corporate Executive Vice President and Chief Financial Officer

GUARANTORS:

MOUNTAINEER PARK, INC.

By:	/s/ JOHN W. BITTNER, JR.
Name: John W. Bittner, Jr.
Title: Treasurer

PRESQUE ISLE DOWNS, INC.

By:	/s/ JOHN W. BITTNER, JR.
Name: John W. Bittner, Jr.
Title: Chief Financial Officer

SCIOTO DOWNS, INC.

By:	/s/ JOHN W. BITTNER, JR.
Name: John W. Bittner, Jr.
Title: Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

ADMINISTRATIVE AGENT:

ALADDIN CREDIT ADVISORS, L.P.

By:	ACA Holdings LLC, its General Partner

By:	/s/ LUKE GOSSELIN
Name: Luke Gosselin
Title: Managing Member

LENDERS:

ALADDIN CREDIT PARTNERS I, L.P.

By:	Aladdin Credit Partners, LLC, its General Partner

By:	/s/ LUKE GOSSELIN
Name: Luke Gosselin
Title: Managing Member

ALADDIN CREDIT INTERMEDIATE FUND LLC

By:	Aladdin Credit Offshore Fund I, L.P., its Managing Member

By:	Aladdin Credit Advisors, LLC, its General Partner

By:	/s/ LUKE GOSSELIN
Name: Luke Gosselin
Title: Managing Member

MC CREDIT PRODUCTS DIP SMA, L.P.

By:	Aladdin Credit Partners, LLC, its General Partner

By:	/s/ LUKE GOSSELIN
Name: Luke Gosselin
Title: Managing Member

[SIGNATURE PAGE TO CREDIT AGREEMENT]

SCHEDULE 2.1

TERM LOAN COMMITMENTS

Lender	Term Loan Commitments
Aladdin Credit Partners I, L.P.	$264,000
Aladdin Credit Intermediate Fund LLC	$17,988,000
MC Credit Products DIP SMA, L.P.	$1,748,000
Total	$20,000,000